Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HUNTINGTON BANCSHARES INCORPORATED,

THE HUNTINGTON NATIONAL BANK

and

CADENCE BANK

Dated as of October 26, 2025

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Cadence Common Stock	2
1.6	Cadence Preferred Stock	3
1.7	Huntington Common Stock	3
1.8	Treatment of Cadence Equity Awards	4
1.9	Charter of Surviving Bank	5
1.10	Bylaws of Surviving Bank	5
1.11	Tax Consequences	5

ARTICLE II

EXCHANGE OF SHARES

2.1	Huntington to Make Consideration Available	6
2.2	Exchange of Shares	6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CADENCE

3.1	Corporate Organization	10
3.2	Capitalization	11
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Reports	14
3.6	Financial Statements	15
3.7	Broker’s Fees	16
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	17
3.10	Taxes and Tax Returns	17
3.11	Employees and Employee Benefit Plans	19
3.12	Compliance with Applicable Law	22
3.13	Certain Contracts	24
3.14	Agreements with Regulatory Agencies	25
3.15	Risk Management Instruments	26
3.16	Environmental Matters	26
3.17	Investment Securities	27
3.18	Real Property	27

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3.19	Intellectual Property; Information Technology	28
3.20	Related Party Transactions	28
3.21	Takeover Restrictions	29
3.22	Reorganization	29
3.23	Opinion	29
3.24	Cadence Information	29
3.25	Loan Portfolio	30
3.26	Insurance	30
3.27	Investment Advisor Subsidiary	31
3.28	No Broker-Dealer Subsidiary	31
3.29	No Other Representations or Warranties	31

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON PARTIES

4.1	Corporate Organization	32
4.2	Capitalization	33
4.3	Authority; No Violation	34
4.4	Consents and Approvals	35
4.5	Reports	36
4.6	Financial Statements	37
4.7	Broker’s Fees	38
4.8	Absence of Certain Changes or Events	38
4.9	Legal Proceedings	39
4.10	Taxes and Tax Returns	39
4.11	Compliance with Applicable Law	39
4.12	Certain Contracts	41
4.13	Agreements with Regulatory Agencies	42
4.14	Information Technology	42
4.15	Related Party Transactions	42
4.16	Takeover Restrictions	43
4.17	Reorganization	43
4.18	Investment Securities	43
4.19	Opinion	43
4.20	Risk Management Instruments	43
4.21	Huntington Information	44
4.22	Employee Benefit Plans	44
4.23	Loan Portfolio.	45
4.24	No Other Representations or Warranties	46

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	46
5.2	Cadence Forbearances	46

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5.3	Huntington Forbearances	50

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	51
6.2	Access to Information	54
6.3	Cadence Shareholder Approval	55
6.4	Huntington Shareholder Approval	57
6.5	Legal Conditions to Merger	58
6.6	Stock Exchange Listing	58
6.7	Tax Matters	58
6.8	Employee Matters	59
6.9	Indemnification; Directors’ and Officers’ Insurance	61
6.10	Additional Agreements	62
6.11	Advice of Changes	62
6.12	Dividends	63
6.13	Corporate Governance; Foundation	63
6.14	Acquisition Proposals	63
6.15	Public Announcements	64
6.16	Change of Method	65
6.17	Restructuring Efforts	65
6.18	Takeover Restrictions	65
6.19	Exemption from Liability Under Section 16(b)	65
6.20	Litigation and Claims	66
6.21	Assumption of Cadence Debt	66

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	66
7.2	Conditions to Obligations of Huntington	67
7.3	Conditions to Obligations of Cadence	68

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	69
8.2	Effect of Termination	71

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	73

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9.2	Amendment	73
9.3	Extension; Waiver	74
9.4	Expenses	74
9.5	Notices	74
9.6	Interpretation	76
9.7	Confidential Supervisory Information	76
9.8	Counterparts	76
9.9	Entire Agreement	76
9.10	Governing Law; Jurisdiction	76
9.11	Waiver of Jury Trial	77
9.12	Assignment; Third-Party Beneficiaries	77
9.13	Specific Performance	78
9.14	Severability	78
9.15	Delivery by Electronic Transmission	78

EXHIBITS

Exhibit A	-	Form of Articles Supplementary

-iv-

INDEX OF DEFINED TERMS

Page

Adjusted Restricted Stock Unit Award	5
affiliate	76
Agreement	1
Benefit Plans	19
business day	76
Cadence	1
Cadence 401(k) Plan	60
Cadence Acquisition Proposal	64
Cadence Adverse Recommendation Change	55
Cadence Advisory Subsidiary	31
Cadence Articles	11
Cadence Benefit Plans	19
Cadence Board Recommendation	55
Cadence Bylaws	11
Cadence Common Stock	2
Cadence Contract	25
Cadence Disclosure Schedule	9
Cadence Equity Awards	5
Cadence ERISA Affiliate	19
Cadence Indemnified Parties	61
Cadence Insiders	66
Cadence Meeting	55
Cadence Owned Properties	27
Cadence Preferred Stock	3
Cadence Qualified Plans	20
Cadence Real Property	28
Cadence Regulatory Agreement	26
Cadence Reports	15
Cadence Restricted Stock Award	4
Cadence Restricted Stock Unit Award	4
Cadence Stock Plans	5
Cadence Subsidiary	11
Cadence Tax Opinion	69
Chosen Courts	77
Closing	1
Closing Date	2
Code	1
Confidentiality Agreement	55
Continuing Employees	59
Effective Time	2
Enforceability Exceptions	13
Environmental Laws	26
ERISA	19
Exception Shares	2

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Exchange Act	14
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	2
FDIC	11
Federal Reserve	13
GAAP	10
Governmental Entity	14
Huntington	1
Huntington 401(k) Plan	60
Huntington Acquisition Proposal	73
Huntington Adverse Recommendation Change	58
Huntington Articles	33
Huntington Benefit Plans	44
Huntington Board Recommendation	57
Huntington Bylaws	33
Huntington Common Stock	2
Huntington Contract	42
Huntington Deferred Stock Unit Awards	33
Huntington Disclosure Schedule	32
Huntington ERISA Affiliate	44
Huntington Meeting	57
Huntington Preferred Stock	33
Huntington Regulatory Agreement	42
Huntington Reports	37
Huntington Restricted Stock Unit Awards	33
Huntington Share Closing Price	8
Huntington Stock Options	33
Huntington Stock Plans	34
Huntington Subsidiary	33
Huntington Tax Opinion	68
Intellectual Property	28
Investment Advisers Act	31
IRS	20
Joint Proxy Statement	13
knowledge	76
Liens	12
Loans	30
made available	76
Material Adverse Effect	10
Materially Burdensome Regulatory Condition	53
MBCA	1
Merger	1
Merger Consideration	2
Mississippi Articles of Merger	2
Mississippi Department	2

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Mississippi Secretary	2
MS Code	1
Multiemployer Plan	20
Multiple Employer Plan	20
NASDAQ	8
New Certificates	6
New Huntington Preferred Stock	3
New Plans	60
OCC	2
Old Certificate	3
Permitted Encumbrances	27
person	76
Personal Data	23
Premium Cap	62
Regulatory Agencies	14
Representatives	63
Requisite Cadence Vote	13
Requisite Huntington Vote	35
Requisite Regulatory Approvals	67
S-4	14
Sarbanes-Oxley Act	16
SEC	14
Securities Act	37
SRO	14
Subsidiary	11
Surviving Bank	1
Takeover Restrictions	29
Tax	19
Tax Return	19
Taxes	19
Termination Date	70
Termination Fee	72
Willful Breach	72

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2025 (this “Agreement”), by and among Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), The Huntington National Bank, a national bank and a wholly owned Subsidiary of Huntington (“Huntington National Bank” and together with Huntington, the “Huntington Parties”) and Cadence Bank, a Mississippi-chartered bank (“Cadence”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Huntington, Huntington National Bank and Cadence have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Cadence will, subject to the terms and conditions set forth herein, merge with and into Huntington National Bank (the “Merger”), so that Huntington National Bank is the surviving bank (hereinafter sometimes referred to in such capacity as the “Surviving Bank”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1         The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the provisions of, and with the effects provided in, 12 U.S.C. § 215a-1, Article 11 of the Mississippi Business Corporation Act, as amended (the “MBCA”), and Chapter 5 of Title 81 of the Mississippi Code of 1972, as amended (the “MS Code”), at the Effective Time, Cadence shall merge with and into Huntington National Bank.  Huntington National Bank shall be the Surviving Bank in the Merger and shall continue its corporate existence under the laws of the United States.  Upon consummation of the Merger, the separate corporate existence of Cadence shall terminate.

1.2         Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, remotely via the electronic exchange of closing deliveries, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Huntington and Cadence.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3         Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, Huntington National Bank and Cadence will provide the requisite materials to the Office of the Comptroller of the Currency (the “OCC”) and will cause articles of merger (the “Mississippi Articles of Merger”) to be filed as provided under the MBCA with the Mississippi Secretary of State (the “Mississippi Secretary”) in accordance with the MBCA and with the Mississippi Department of Banking and Consumer Finance (the “Mississippi Department”) in accordance with the MS Code.  The Merger shall become effective as of the date and time specified in the Articles of Merger and notice from the OCC in accordance with the relevant provisions of the MBCA, the MS Code and federal law, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”).

1.4         Effects of the Merger.  At and after the Effective Time, all assets of Cadence as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer, the Surviving Bank shall be responsible for all liabilities of every kind and description of Cadence as they exist as of the Effective Time, and the Merger shall have the effects set forth in the applicable provisions of the MBCA, the MS Code, federal law and this Agreement.

1.5         Conversion of Cadence Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, Huntington National Bank, Cadence, or the holder of any of the following securities:

(a)          Subject to Section 2.2(e), each share of the common stock, par value $2.50 per share, of Cadence issued and outstanding immediately prior to the Effective Time (“Cadence Common Stock”), except for shares of Cadence Common Stock owned by Cadence or the Huntington Parties (in each case other than shares of Cadence Common Stock (i) held in any Cadence Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, 2.475 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, par value $0.01 per share, of Huntington (the “Huntington Common Stock”).

(b)         All shares of Cadence Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Cadence Common Stock) previously representing any such shares of Cadence Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Cadence Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case of clauses (i), (ii) and (iii), without any interest thereon.  Old Certificates previously representing shares of Cadence Common Stock shall be exchanged for certificates or, at Huntington’s option, evidence of shares in book-entry form representing whole shares of Huntington Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Huntington Common Stock or Cadence Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Cadence Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Huntington or Cadence to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Cadence Common Stock that are owned by Cadence or the Huntington Parties (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6         Cadence Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, Cadence or any holder of securities thereof, each share of 5.50% Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of Cadence (“Cadence Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive 1/1000 of a share of a newly created series of preferred stock of Huntington having such powers, preferences or special rights that are not materially less favorable to the holders thereof than the powers, preferences or special rights of the Cadence Preferred Stock and in substantially the form set forth in Exhibit A attached hereto (all shares of such newly created series, collectively, the “New Huntington Preferred Stock”) or depositary shares in respect thereof and, upon such conversion, the Cadence Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.7         Huntington Common Stock.  At and after the Effective Time, each share of Huntington National Bank common stock and preferred stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8         Treatment of Cadence Equity Awards.

(a)          At the Effective Time, the portion of each award in respect of a share of Cadence Common Stock subject to vesting, repurchase or other lapse restriction granted under a Cadence Stock Plan that is outstanding immediately prior to the Effective Time (a “Cadence Restricted Stock Award”) that was granted in September 2020 with a May 2027 vesting date and that pursuant to its existing terms would vest automatically at the Effective Time shall automatically and without any required action on the part of the holder thereof, accelerate to the extent contemplated by its existing terms and convert into, and become exchanged for the Merger Consideration with respect to each share of Cadence Common Stock subject to such Cadence Restricted Stock Award immediately prior to the Effective Time (less applicable Taxes required to be withheld with respect to such vesting), pursuant to Section 1.5(b).

(b)          At the Effective Time, each Cadence Restricted Stock Award or portion thereof, other than the portion of each Cadence Restricted Stock Award covered by Section 1.8(a), shall automatically and without any required action on the part of the holder thereof, be assumed and converted into a restricted stock award of shares of Huntington Common Stock subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable under such Cadence Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Huntington Common Stock equal to the product of (i) the number of shares of Cadence Common Stock subject to such Cadence Restricted Stock Award (or portion thereof) immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Huntington Common Stock.

(c)          At the Effective Time, each restricted stock unit award in respect of shares of Cadence Common Stock granted under a Cadence Stock Plan that is outstanding immediately prior to the Effective Time (a “Cadence Restricted Stock Unit Award”) that is held by a non-employee member of the Board of Directors of Cadence shall automatically and without any required action on the part of the holder thereof, accelerate in full and convert into the right to receive (i) a number of shares of Huntington Common Stock equal to the product of (A) the number of shares of Cadence Common Stock subject to such Cadence Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Huntington Common Stock and (ii) an amount in cash equal to the dividend equivalent payments with respect to such Cadence Restricted Stock Unit Award that are accrued but unpaid as of the Effective Time.

(d)          At the Effective Time, each Cadence Restricted Stock Unit Award, other than Cadence Restricted Stock Unit Awards covered by Section 1.8(b), shall be assumed and converted into a restricted stock unit award (with any performance goals applicable to a Cadence Restricted Stock Unit Award deemed satisfied at the greater of the target level and actual level of performance through the latest practicable date prior to the Effective Time (or such other date as provided in the Cadence Disclosure Schedule), which may be the end of the most recently completed fiscal quarter prior to the Effective Time, as reasonably determined by the Compensation Committee of the Cadence Board immediately prior the Effective Time)in respect of Huntington Common Stock (an “Adjusted Restricted Stock Unit Award”) with the same terms and conditions as were applicable under such Cadence Restricted Stock Unit Award immediately prior to the Effective Time (including vesting terms) and relating to the number of shares of Huntington Common Stock equal to the product of (i) the number of shares of Cadence Common Stock subject to such Cadence Restricted Stock Unit Award immediately prior to the Effective Time (based on the deemed achievement of performance as set forth above for any such awards subject to performance-based vesting), multiplied by (ii) the Exchange Ratio, with any fractional shares rounded  to the nearest whole share of Huntington Common Stock; provided that each such Adjusted Restricted Stock Unit Award shall be subject to service-based vesting only and shall no longer be subject to any performance conditions.  For the avoidance of doubt, any amounts relating to dividend equivalent payments with respect to any Cadence Restricted Stock Unit Award (based on the deemed achievement of performance as set forth above for any such awards subject to performance-based vesting) that are accrued but unpaid as of the Effective Time will carry over and will be paid in accordance with the terms and conditions as were applicable to such Cadence Restricted Stock Unit Award immediately prior to the Effective Time.

(e)          Promptly following the Effective Time, Huntington shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Huntington Common Stock subject to the applicable adjusted Cadence Equity Awards, as required.

(f)          At or prior to the Effective Time, Cadence, the Board of Directors of Cadence and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary for the treatment of the Cadence Equity Awards and to effectuate the provisions of this Section 1.8.

(g)          For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Cadence Equity Awards” means the Cadence Restricted Stock Awards and Cadence Restricted Stock Unit Awards.

(ii)          “Cadence Stock Plans” means the Cadence Bank 2025 Long-Term Incentive Plan, the Cadence Bank Equity Incentive Plan, the Cadence 2021 Long-Term Equity Incentive Plan, and the Amended and Restated 2015 Omnibus Incentive Plan.

1.9         Charter of Surviving Bank.  At the Effective Time, the charter of Huntington National Bank, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Bank until thereafter amended in accordance with applicable law.

1.10       Bylaws of Surviving Bank.  At the Effective Time, the bylaws of Huntington National Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.11       Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

EXCHANGE OF SHARES

2.1         Huntington to Make Consideration Available.  At or prior to the Effective Time, Huntington shall deposit, or shall cause to be deposited, with a bank or trust company designated by Huntington and reasonably acceptable to Cadence (the “Exchange Agent”), for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of Cadence Preferred Stock), for exchange in accordance with this Article II, (a) certificates or, at Huntington’s option, evidence in book-entry form, representing shares of Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) to be issued pursuant to Section 1.5 and Section 1.6 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Cadence Common Stock and Cadence Preferred Stock (collectively, referred to herein as “New Certificates”), and (b) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2         Exchange of Shares.

(a)         As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Huntington shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Cadence Common Stock or Cadence Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration or shares of New Huntington Preferred Stock (or depositary shares in respect thereof), as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Huntington Common Stock and any cash in lieu of fractional shares or shares of New Huntington Preferred Stock (or depositary shares in respect thereof), as applicable, which the shares of Cadence Common Stock or Cadence Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Huntington Common Stock to which such holder of Cadence Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2 or (ii) (A) a New Certificate representing the number of shares of New Huntington Preferred Stock (or depositary shares in respect thereof) to which such holder of Cadence Preferred Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, as applicable, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Huntington Common Stock, New Huntington Preferred Stock (or depositary shares in respect thereof) or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Huntington Common Stock or shares of New Huntington Preferred Stock (or depositary shares in respect thereof) which the shares of Cadence Common Stock or Cadence Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)         No dividends or other distributions declared with respect to Huntington Common Stock or New Huntington Preferred Stock (or depositary shares in respect thereof) shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Huntington Common Stock or shares of New Huntington Preferred Stock (or depositary shares in respect thereof) which the shares of Cadence Common Stock or Cadence Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.12).

(c)          If any New Certificate representing shares of Huntington Common Stock or New Huntington Preferred Stock (or depositary shares in respect thereof) is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Huntington Common Stock or New Huntington Preferred Stock (or depositary shares in respect thereof) in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)         After the Effective Time, there shall be no transfers on the stock transfer books of Cadence of the shares of Cadence Common Stock or Cadence Preferred Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Huntington Common Stock or New Huntington Preferred Stock (or depositary shares in respect thereof), as applicable, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)          Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Huntington Common Stock shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect to Huntington Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Huntington.  In lieu of the issuance of any such fractional share, Huntington shall pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Huntington Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day preceding the Closing Date (the “Huntington Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Cadence Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Huntington Common Stock which such holder would otherwise be entitled to receive pursuant to Article I.  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)          Any portion of the Exchange Fund that remains unclaimed by the holders of Cadence Common Stock and Cadence Preferred Stock for one (1) year after the Effective Time shall be paid to Huntington.  Any former holders of Cadence Common Stock and Cadence Preferred Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to Huntington for payment of the shares of Huntington Common Stock and cash in lieu of any fractional shares or shares of New Huntington Preferred Stock (or depositary shares in respect thereof), as applicable, and any unpaid dividends and distributions on the Huntington Common Stock or New Huntington Preferred Stock (or depositary shares in respect thereof) deliverable in respect of each former share of Cadence Common Stock or Cadence Preferred Stock, as applicable, that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Huntington, Cadence, the Surviving Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Cadence Common Stock or Cadence Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          Huntington shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Huntington Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Cadence Common Stock, Cadence Preferred Stock or Cadence Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment or vesting or settlement of such Cadence Equity Awards under the Code or any provision of state, local or foreign Tax law, which Taxes shall be satisfied by Huntington withholding the number of shares of Huntington Common Stock necessary to satisfy applicable withholding Taxes that would otherwise be issuable to the holder of a Cadence Equity Award in respect of such Cadence Equity Award.  To the extent that amounts or shares of Huntington Common Stock, as applicable, are so withheld by Huntington or the Exchange Agent, as the case may be, and the applicable Taxes are timely paid over to the appropriate governmental authority, the withheld amounts or shares of Huntington Common Stock shall be treated for all purposes of this Agreement as having been paid or delivered to the holder of Cadence Common Stock, Cadence Preferred Stock or Cadence Equity Awards in respect of which the deduction and withholding was made by Huntington or the Exchange Agent, as the case may be.  Notwithstanding anything herein to the contrary, any amounts payable in connection with the Closing in respect of any Cadence Equity Award pursuant to Section 1.7, with respect to employee award holders of Cadence and its Subsidiaries may be made through the payroll system of the Surviving Bank or one of its affiliates.

(h)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Huntington or the Exchange Agent, the posting by such person of a bond in such amount as Huntington or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Huntington Common Stock and any cash in lieu of fractional shares, or the shares of New Huntington Preferred Stock (or depositary shares in respect thereof), as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CADENCE

Except (a) as disclosed in the disclosure schedule delivered by Cadence to the Huntington Parties concurrently herewith (the “Cadence Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Cadence Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Cadence that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Cadence Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Cadence hereby represents and warrants to the Huntington Parties as follows:

3.1          Corporate Organization.

(a)          Cadence is a Mississippi-chartered bank, duly organized, validly existing and in good standing under the laws of the State of Mississippi.  Cadence has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects.  Cadence is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Cadence.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Huntington Parties, Cadence or the Surviving Bank, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of or effects arising from (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak, continuation or escalation of war or acts of terrorism or cyberattacks) or in economic or market conditions (including equity, credit and debt markets, as well as changes in interest rates) affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) any international tariffs, trade policies or similar “trade” actions, (E) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural or manmade disasters or from any outbreak of any disease, epidemic, pandemic or other public health event, (F) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that this clause (F) shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes.  True and complete copies of the articles of incorporation of Cadence, as amended (the “Cadence Articles”) and the bylaws of Cadence, as amended (the “Cadence Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Cadence to the Huntington Parties.  The deposit accounts of Cadence are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Cadence, threatened.

(b)          Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Cadence, each Subsidiary of Cadence (a “Cadence Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Cadence to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  Section 3.1(b) of the Cadence Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Cadence as of the date hereof.

3.2          Capitalization.

(a)          The authorized capital stock of Cadence consists of 500,000,000 shares of Cadence Common Stock, par value $2.50 per share, and 500,000,000 shares of Cadence preferred stock, par value $0.01 per share.  As of October 23, 2025, no shares of capital stock or other voting securities of Cadence are issued, reserved for issuance or outstanding, other than (i) 186,307,016  shares of Cadence Common Stock issued and outstanding (inclusive of 36,500 shares of Cadence Common Stock subject to Restricted Stock Awards), (ii) 6,900,000 shares of Cadence Preferred Stock issued and outstanding, (iii) 3,627,414  shares of Cadence Common Stock reserved for issuance upon the settlement of outstanding Cadence Restricted Stock Unit Awards solely subject to time-vesting conditions, (iv) 1,014,775  shares of Cadence Common Stock reserved for issuance upon the settlement of outstanding Cadence Restricted Stock Unit Awards subject to performance-based vesting, assuming achievement of the applicable performance goals at the target level of performance (and 1,778,858 shares of Cadence Common Stock assuming the achievement of the applicable performance goals at the maximum level), and (v) 2,947,054 shares of Cadence Common Stock reserved for issuance for future grants under the Cadence Stock Plans assuming that current awards are earned at maximum.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since October 23, 2025 resulting from the exercise, vesting or settlement of any Cadence Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Cadence issued, reserved for issuance or outstanding.  All issued and outstanding shares of Cadence Common Stock and Cadence Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Cadence may vote are issued or outstanding.  Except as set forth in 3.2(a) of the Cadence Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Cadence are issued or outstanding.  Other than Cadence Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Cadence to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)          There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Cadence or any of the Cadence Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Cadence Common Stock or other equity interests of Cadence.  Other than the Cadence Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Cadence or any of its Subsidiaries) are outstanding.  Cadence has paid or made due provision for the payment of all dividends payable on the outstanding shares of Cadence Preferred Stock through the most recent scheduled dividend payment date therefor, and has complied in all material respects with terms and conditions thereof.

(c)          Cadence owns, directly or indirectly, all issued and outstanding shares of capital stock or other equity ownership interests of each of the Cadence Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Cadence Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3          Authority; No Violation.

(a)          Cadence has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder action described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Cadence.  The Board of Directors of Cadence has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Cadence and has directed that this Agreement and the transactions contemplated hereby be submitted to Cadence’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Cadence Common Stock entitled to vote on this Agreement (the “Requisite Cadence Vote”), no other corporate proceedings on the part of Cadence are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Cadence and (assuming due authorization, execution and delivery by Huntington) constitutes a valid and binding obligation of Cadence, enforceable against Cadence in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)          Subject to the receipt of the Requisite Cadence Vote, neither the execution and delivery of this Agreement by Cadence nor the consummation by Cadence of the transactions contemplated hereby, nor compliance by Cadence with any of the terms or provisions hereof, will (i) violate any provision of the Cadence Articles or the Cadence Bylaws or comparable governing documents of any Cadence Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cadence or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Cadence or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Cadence or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Cadence.

3.4         Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the NYSE, (c) the filing of any required applications, filings and notices, as applicable, with the OCC in connection with the Merger, including under the Bank Merger Act, and approval of such applications, filings and notices and expiration of any related waiting period, (d) the filing of any required applications, filings and notices, as applicable, with the Mississippi Department, (e) the filing of any required applications, filings or notices listed on Section 3.4 of the Cadence Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (f) the filing with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) of a joint proxy statement in definitive form relating to the meetings of Cadence’s and Huntington’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the Securities and Exchange Commission (the “SEC”) by Huntington in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S‑4, (g) the filing of the Mississippi Articles of Merger with the Mississippi Secretary pursuant to the MBCA, (h) the filing with, and acceptance for record by, the Maryland Department of the Articles Supplementary for the New Huntington Preferred Stock, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock and the New Huntington Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by Cadence of this Agreement or (y) the consummation by Cadence of the Merger and the other transactions contemplated hereby.  As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.  As of the date hereof, Cadence is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5         Reports.

(a)          Cadence and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the SEC, (iii) the FDIC, (iv) the Federal Reserve, (v) the Mississippi Department, (vi) any foreign regulatory authority and (vii) any SRO (clauses (i) – (vii), together with the OCC, collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Cadence.  Subject to Section 9.7 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Cadence and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Cadence, investigation into the business or operations of Cadence or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.  Subject to Section 9.7, there (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Cadence or any of its Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Cadence or any of its Subsidiaries since January 1, 2023, in each case of clauses (x) and (y), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.

(b)         An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the FDIC (through November 21, 2024) and the Federal Reserve (from and after November 22, 2024), by Cadence or any of its Subsidiaries pursuant to the Exchange Act, as the case may be, since January 1, 2023 (the “Cadence Reports”) is publicly available.  No such Cadence Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Cadence Reports filed or furnished under the Exchange Act complied in all material respects with the published rules and regulations of the FDIC (through November 21, 2024) and the Federal Reserve (from and after November 22, 2024) with respect thereto.  As of the date of this Agreement, no executive officer of Cadence has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the FDIC (through November 21, 2024) or the Federal Reserve (from and after November 22, 2024) with respect to any of the Cadence Reports.

3.6         Financial Statements.

(a)          The financial statements of Cadence and its Subsidiaries included (or incorporated by reference) in the Cadence Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Cadence and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Cadence and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the FDIC (through November 21, 2024) or the Federal Reserve (from and after November 22, 2024), in all material respects with applicable accounting requirements and with the published rules and regulations of the FDIC (through November 21, 2024) or the Federal Reserve (from and after November 22, 2024) with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Cadence and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Forvis Mazars, LLP has not resigned (or informed Cadence that it intends to resign) or been dismissed as independent public accountants of Cadence as a result of or in connection with any disagreements with Cadence on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)         Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, neither Cadence nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Cadence, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Cadence included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Cadence and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Cadence or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.  Cadence (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Cadence, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Cadence by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Cadence’s outside auditors and the audit committee of Cadence’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cadence’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Cadence, any fraud, whether or not material, that involves management or other employees who have a significant role in Cadence’s internal controls over financial reporting.  These disclosures were made in writing by management to Cadence’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Huntington.  To the knowledge of Cadence, there is no reason to believe that Cadence’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2023, (i) neither Cadence nor any of its Subsidiaries, nor, to the knowledge of Cadence, any director, officer, auditor, accountant or representative of Cadence or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Cadence, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Cadence or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Cadence or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Cadence or any of its Subsidiaries, whether or not employed or retained by Cadence or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Cadence or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Cadence or any committee thereof or similar governing body of any Cadence Subsidiary or any committee thereof, or, to the knowledge of Cadence, to any director or officer of Cadence or any Cadence Subsidiary.

3.7         Broker’s Fees.  Neither Cadence nor any Cadence Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Keefe, Bruyette & Woods, Inc.

3.8         Absence of Certain Changes or Events.

(a)          Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.

(b)          Since December 31, 2024, through the date of this Agreement, except with respect to the transactions contemplated hereby, Cadence and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9         Legal Proceedings.

(a)          Neither Cadence nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Cadence, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cadence or any of its Subsidiaries or any of their current or former directors or executive officers, or of a nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case, that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Cadence, any of its Subsidiaries or the assets of Cadence or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Bank or any of its affiliates).

3.10        Taxes and Tax Returns.  In each case except as would not reasonably be likely to have a Material Adverse Effect on Cadence:

(a)          Each of Cadence and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete.

(b)          Neither Cadence nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).

(c)          All Taxes of Cadence and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid, except for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d)          Each of Cadence and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(e)          Neither Cadence nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

(f)          The federal income Tax Returns of Cadence and its Subsidiaries for all years up to and including the tax year ended December 31, 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(g)          No deficiency with respect to Taxes has been proposed, asserted or assessed against Cadence or any of its Subsidiaries.  There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of Cadence and its Subsidiaries or the assets of Cadence and its Subsidiaries.

(h)          In the last six years, neither Cadence nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Cadence or any of its Subsidiaries was required to file any Tax Return that was not filed.

(i)           Cadence has made available to Huntington true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.

(j)           There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Cadence or any of its Subsidiaries.

(k)          Neither Cadence nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among Cadence and its Subsidiaries or (ii) commercial agreements the principal purpose of which does not relate to Taxes).

(l)           Neither Cadence nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Cadence) or (ii) has any liability for the Taxes of any person (other than Cadence or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(m)         Neither Cadence nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(n)          Neither Cadence nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o)         At no time during the past five years has Cadence been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(p)         As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(q)         As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11       Employees and Employee Benefit Plans.

(a)          Section 3.11(a) of the Cadence Disclosure Schedule lists all material Cadence Benefit Plans.  For purposes of this Agreement, “Cadence Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements (collectively, “Benefit Plans”) to or with respect to which Cadence or any Subsidiary or any trade or business of Cadence or any of its Subsidiaries, whether or not incorporated, all of which together with Cadence would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Cadence ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Cadence or any of its Subsidiaries or any Cadence ERISA Affiliate, or to which Cadence or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Cadence or any of its Subsidiaries or any Cadence ERISA Affiliate.

(b)          Cadence has heretofore made available to Huntington true and complete copies of each of the material Cadence Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any Cadence Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to any such Cadence Benefit Plan, (iv) the most recently prepared actuarial report for each such Cadence Benefit Plan (if applicable) for each of the last two years and (v) all material non-routine correspondence received from or sent to any Governmental Entity in the last two years.

(c)          Each Cadence Benefit Plan has been established, operated, maintained and administered in all respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability to Cadence or its Subsidiaries.

(d)          With respect to each Cadence Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Cadence Qualified Plans”), Cadence has received a favorable IRS determination letter (or an opinion or advisory letter upon which Cadence is entitled to rely) with respect to each Cadence Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Cadence, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any Cadence Qualified Plan or the related trust or increase the costs relating thereto.

(e)          Except as would not, either individually or in the aggregate, reasonably be expected to result in a material liability to Cadence or its Subsidiaries, with respect to each Cadence Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been incurred by Cadence and its Subsidiaries or any Cadence ERISA Affiliate that has not been satisfied in full and no such liability is reasonably expected to be incurred, (v) the PBGC has not instituted proceedings to terminate any such Cadence Benefit Plan and, to the Cadence’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Cadence Benefit Plan, and (vi) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted that has not been waived.

(f)           None of Cadence and its Subsidiaries nor any Cadence ERISA Affiliate maintains, sponsors or contributes to or has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

(g)          Neither Cadence nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)          Except as would not, either individually or in the aggregate, reasonably be expected to result in material liability to Cadence or its Subsidiaries, all contributions required to be made to any Cadence Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Cadence Benefit Plan, since January 1, 2023, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Cadence.  There are no pending or, to the knowledge of Cadence, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Cadence, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Cadence Benefit Plans, any fiduciaries thereof with respect to their duties to the Cadence Benefit Plans or the assets of any of the trusts under any of the Cadence Benefit Plans that could in any case reasonably be likely to result in any material liability of Cadence or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Cadence Benefit Plan, or any other party.

(i)          None of Cadence or its Subsidiaries nor any Cadence ERISA Affiliate nor, to the knowledge of Cadence, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Cadence Benefit Plans or their related trusts, Cadence, any of its Subsidiaries, any Cadence ERISA Affiliate or any person that Cadence or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of Cadence or any of its Subsidiaries to any payment or benefit, including severance pay, unemployment compensation, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Cadence or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any Cadence Benefit Plan, or (iv) result in any limitation on the right of Cadence or any of its Subsidiaries or Cadence ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Cadence Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Cadence or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)          No Cadence Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(l)           There are no pending or, to the knowledge of Cadence, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against Cadence or any of its Subsidiaries, or any strikes or other material labor disputes against Cadence or any of its Subsidiaries.  Neither Cadence nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Cadence or any of its Subsidiaries, and, to the knowledge of Cadence, there are no organizing efforts by any union or other group seeking to represent any employees of Cadence or any of its Subsidiaries.

(m)        Cadence and its Subsidiaries are in compliance in all material respects with, and since January 1, 2023 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(n)          (i) To the knowledge of Cadence, no written allegations of sexual harassment, sexual misconduct or discrimination have been made since January 1, 2023 against any member of the Board of Directors of Cadence or Section 16 officer, (ii) since January 1, 2023, neither Cadence nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct or discrimination by any member of the Board of Directors of Cadence or any Section 16 officer, and (iii) there are no proceedings currently pending or, to the knowledge of Cadence, threatened related to any allegations of sexual harassment, sexual misconduct or discrimination by any member of the Board of Directors of Cadence or any Section 16 officer.

3.12        Compliance with Applicable Law.

(a)          Cadence and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Cadence, and to the knowledge of Cadence no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b)         Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, Cadence and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Cadence or any of its Subsidiaries, including (to the extent applicable to Cadence or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, Executive Order 14331, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)          Cadence has a Community Reinvestment Act rating of “outstanding” as of its most recently completed Community Reinvestment Act examination.

(d)          Cadence maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e)          None of Cadence or any of its Subsidiaries, or to the knowledge of Cadence, any director, officer, employee, agent or other person acting on behalf of Cadence or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Cadence or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Cadence or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Cadence or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Cadence or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Cadence or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Cadence or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.

(f)          As of the date hereof, Cadence maintains regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, Cadence has not received any notice from a Governmental Entity that its status as “well-capitalized” or that Cadence’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g)          Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Cadence, (i) Cadence and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Cadence, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.13       Certain Contracts.

(a)          Except as set forth in Section 3.13(a) of the Cadence Disclosure Schedule or as filed with or incorporated into any Cadence Report filed prior to the date hereof, as of the date hereof, neither Cadence nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Cadence Benefit Plan):

(i)          which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)         which contains a provision that materially restricts the conduct of any line of business by Cadence or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Bank or any of its affiliates to engage (x) in any line of business or in any geographic region or (y) solicit any customer, client or employee of any person in any jurisdiction (other than, in the case of this clause (y), contracts with vendors or restrictions on soliciting employees arising under confidentiality or non-disclosure entered into by Cadence or any of its Subsidiaries in the ordinary course of business);

(iii)        which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)        (A) that is an agreement for the incurrence of indebtedness by Cadence or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice) or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Cadence or any of its Subsidiaries of, or any similar commitment by Cadence or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an amount that can reasonably be expected to exceed $25,000,000);

(v)          that (x) grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Cadence or its Subsidiaries, taken as a whole or (y) requires Cadence or its Subsidiaries to sell or purchase goods or services on an exclusive basis or make referrals of business to any person on an exclusive basis;

(vi)        which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Cadence or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by Cadence or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice;

(vii)       that is a material joint venture or other material partnership agreement or arrangement;

(viii)      that is a settlement, consent or similar agreement and contains any material continuing obligations imposed upon Cadence or any of its Subsidiaries; or

(ix)        that relates to the acquisition or disposition of any person, business or asset and under which Cadence or its Subsidiaries have or may have ongoing obligations or liabilities that are material to Cadence and its Subsidiaries, taken as a whole.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Cadence Disclosure Schedule, is referred to herein as a “Cadence Contract,” and neither Cadence nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Cadence, oral notice of, any violation of any Cadence Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Cadence and its Subsidiaries, taken as a whole.  Cadence has made available to Huntington true, correct and complete copies of each Cadence Contract in effect as of the date hereof.

(b)          In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence:  (i) each Cadence Contract is valid and binding on Cadence or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Cadence and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Cadence Contract, (iii) to the knowledge of Cadence each third-party counterparty to each Cadence Contract has performed all obligations required to be performed by it to date under such Cadence Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Cadence or any of its Subsidiaries or, to the knowledge of Cadence, any counterparty thereto, under any such Cadence Contract.

3.14        Agreements with Regulatory Agencies.  Subject to Section 9.7, neither Cadence nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Cadence Disclosure Schedule, a “Cadence Regulatory Agreement”), nor has Cadence or any of its Subsidiaries been advised in writing or, to the knowledge of Cadence, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Cadence Regulatory Agreement.

3.15        Risk Management Instruments.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Cadence or any of its Subsidiaries or for the account of a customer of Cadence or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Cadence or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  Cadence and each of its Subsidiaries has duly performed in all material respects all its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Cadence, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.16        Environmental Matters.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, Cadence and its Subsidiaries are in compliance, and, since January 1, 2023 have complied, with all federal, state and local laws, regulation, orders, decrees, permits, authorizations, common laws and other legal requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, environmental contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Cadence, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on Cadence or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Cadence, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.  To the knowledge of Cadence, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.  Cadence is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.

3.17       Investment Securities.

(a)          Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Cadence, each of Cadence and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Cadence Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Cadence or its Subsidiaries.  Such securities and commodities are valued on the books of Cadence in accordance with GAAP in all material respects.

(b)          Cadence and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Cadence believes are prudent and reasonable in the context of their respective businesses, and Cadence and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

3.18        Real Property.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Cadence or a Cadence Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Cadence Reports as being owned by Cadence or a Cadence Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Cadence Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Cadence Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Cadence Owned Properties, the “Cadence Real Property”), free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Cadence, the lessor.  There are no material pending or, to the knowledge of Cadence, threatened condemnation proceedings against any Cadence Real Property.

3.19       Intellectual Property; Information Technology.  Cadence and each of its Subsidiaries owns, or has a valid right to use and practice, in the manner used and practiced by Cadence and its applicable Subsidiaries, all Intellectual Property necessary for the conduct of its business as currently conducted.  All of such owned Intellectual Property is owned by Cadence and each of its Subsidiaries free and clear of any material Liens other than any Permitted Encumbrances (it being understood that licenses, covenants not to sue and similar rights or immunities granted with respect to Intellectual Property are not “Liens” for the purposes of the foregoing).  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Cadence:  (a) the conduct of the businesses of Cadence and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and since January 1, 2023 has not infringed, misappropriated or otherwise violated the rights of any person, and is and has been (since January 1, 2023) in accordance with any applicable agreement pursuant to which Cadence or any Cadence Subsidiary acquired the right to use any applicable Intellectual Property; (b) no person has, since January 1, 2023, asserted to Cadence in writing that Cadence or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of Cadence, no person is challenging, infringing on or otherwise violating any right of Cadence or any of its Subsidiaries with respect to any Intellectual Property owned by Cadence or its Subsidiaries; (d) neither Cadence nor any Cadence Subsidiary has, since January 1, 2023, received any written notice of any pending claim with respect to any Intellectual Property owned by Cadence or any Cadence Subsidiary; and (e) since January 1, 2023, to the knowledge of Cadence, no third party has gained unauthorized access to any information technology assets controlled by Cadence or its Subsidiaries.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Cadence, Cadence and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Cadence and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20       Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Cadence or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Cadence or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Cadence Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Cadence), on the other hand, of the type required to be reported in any Cadence Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21       Takeover Restrictions.  The Board of Directors of Cadence has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Cadence Articles or Cadence Bylaws (any such laws, collectively with any similar provisions of the Cadence Articles or Cadence Bylaws or the Huntington Articles or Huntington Bylaws, as applicable, “Takeover Restrictions”).  In accordance with Section 79-4-13.02(b)(2)(i) of the MBCA, no appraisal or dissenters’ rights will be available to holders of Cadence Common Stock or Cadence Preferred Stock connection with the Merger.

3.22       Reorganization.  Cadence has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23       Opinion.  Prior to the execution of this Agreement, the Board of Directors of Cadence has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Cadence Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24       Cadence Information.  The information relating to Cadence and its Subsidiaries that is provided by Cadence or its representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of Cadence incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Cadence and its Subsidiaries and other portions within the reasonable control of Cadence and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Cadence with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Huntington or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.25       Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 3.25(a) of the Cadence Disclosure Schedule, neither Cadence nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Cadence or any Subsidiary of Cadence is a creditor which as of August 31, 2025 had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of August 31, 2025, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Cadence or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215).  Each “extension of credit” to any such “executive officer” or other “insider” of Cadence or any of its Subsidiaries is subject to and was made and continues to be in compliance with 12 C.F.R. Part 215 in all material respects or is exempt therefrom.  Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Cadence Disclosure Schedule sets forth a true, correct and complete list of all Loans of Cadence and its Subsidiaries that, as of August 31, 2025, had an outstanding balance of $1,000,000 or more and were classified by Cadence as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan, and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)         Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, each outstanding Loan of Cadence or its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Cadence and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, each outstanding Loan of Cadence or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Cadence and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)         None of the agreements pursuant to which Cadence or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e)          Neither Cadence nor any of its Subsidiaries is now, nor has it ever been since January 1, 2023, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26       Insurance.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Cadence, (a) Cadence and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Cadence reasonably has determined to be prudent and consistent with industry practice, and neither Cadence nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Cadence and its Subsidiaries, Cadence or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27       Investment Advisor Subsidiary.  Linscomb Wealth, Inc. (“Cadence Advisory Subsidiary”) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and has operated since January 1, 2023 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Cadence.  The accounts of each advisory client of Cadence or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the Cadence Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Cadence.  Neither Cadence Advisory Subsidiary nor any person “associated” (as defined in the Investment Advisers Act) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Cadence.

3.28       No Broker-Dealer Subsidiary.  Neither Cadence nor any Cadence Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.29       No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Cadence in this Article III, neither Cadence nor any other person makes any express or implied representation or warranty with respect to Cadence, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Cadence hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Cadence nor any other person makes or has made any representation or warranty to the Huntington Parties or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Cadence, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Cadence in this Article III, any oral or written information presented to the Huntington Parties or any of its affiliates or representatives in the course of their due diligence investigation of Cadence, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Cadence acknowledges and agrees that neither Huntington nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON PARTIES

Except (i) as disclosed in the disclosure schedule delivered by the Huntington Parties to Cadence concurrently herewith (the “Huntington Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Huntington Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Huntington Parties that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Huntington Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Huntington and Huntington National Bank hereby represent and warrant to Cadence as follows:

4.1         Corporate Organization.

(a)          Huntington is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act.  Huntington has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects.  Huntington is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Huntington Parties.  True and complete copies of the Articles of Restatement of Charter of Huntington, as amended (“Huntington Articles”), and Amended and Restated Bylaws of Huntington (“Huntington Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Huntington to Cadence.

(b)         Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each Subsidiary of Huntington, including Huntington National Bank (a “Huntington Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Huntington to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Huntington that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Huntington, threatened.  Section 4.1(b) of the Huntington Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Huntington as of the date hereof.

4.2         Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Huntington consists of 2,250,000,000 shares of Huntington Common Stock and 6,617,808 shares of preferred stock, par value $0.01 per share (“Huntington Preferred Stock”).  As of October 22, 2025, no shares of capital stock or other voting securities of Huntington are issued, reserved for issuance or outstanding, other than (i) 1,572,176,401 shares of Huntington Common Stock issued and outstanding, (ii) 9,010,259 shares of Huntington Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Stock Options”), (iii) 29,967,515 shares of Huntington Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Restricted Stock Unit Awards”) (assuming that performance with respect to performance-vesting Huntington Restricted Stock Unit Awards is achieved at maximum performance), (iv) 1,316,223 Huntington deferred stock units in respect of 1,316,223 shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Deferred Stock Unit Awards”), (v) 28,737,699 shares of Huntington Common Stock reserved for issuance pursuant to future grants under the Huntington Stock Plans, and (vi) 885,000 shares of Huntington Preferred Stock issued and outstanding.  As used herein, the “Huntington Stock Plans” shall mean all employee and director equity incentive plans of Huntington in effect as of the date of this Agreement and agreements for equity awards in respect of Huntington Common Stock granted by Huntington under the inducement grant exception.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since October 22, 2025 resulting from the exercise, vesting or settlement of any Huntington equity awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Huntington issued, reserved for issuance or outstanding.  All issued and outstanding shares of Huntington Common Stock and Huntington Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Huntington may vote are issued or outstanding.  Except as set forth in Section 4.2(a) of the Huntington Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Huntington are issued or outstanding.  Other than Huntington Stock Options, Huntington Restricted Stock Unit Awards and Huntington Deferred Stock Unit Awards, in each case, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Huntington to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)          There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Huntington or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Huntington Common Stock or other equity interests of Huntington.  Huntington has paid or made due provision for the payment of all dividends payable on the outstanding shares of Huntington Preferred Stock through the most recent scheduled dividend payment date therefor, and has complied in all material respects with terms and conditions thereof.

(c)          Huntington owns, directly or indirectly, all issued and outstanding shares of capital stock or other equity ownership interests of each Huntington Subsidiary, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Huntington Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Huntington Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3         Authority; No Violation.

(a)          Each of Huntington and Huntington National Bank has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of each of Huntington and Huntington National Bank.  The Board of Directors of each of Huntington and Huntington National Bank has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Huntington, Huntington National Bank and their respective shareholders, Huntington has directed that the issuance of Huntington Common Stock in connection with the Merger be submitted to its shareholders for approval at a duly held meeting of such shareholders and has adopted resolutions to the foregoing effect, and Huntington National Bank has directed that this Agreement and the transactions contemplated hereby be approved by Huntington, as its sole shareholder, at a duly held meeting or by unanimous written consent.  Except for (i) the approval of the issuance of Huntington Common Stock pursuant to this Agreement by a majority of the votes cast by holders of outstanding Huntington Common Stock at the Huntington Meeting (the “Requisite Huntington Vote”) and adoption of this Agreement by Huntington as the sole shareholder of Huntington National Bank, (ii) the adoption, approval and filing of the Articles Supplementary with respect to the New Huntington Preferred Stock with the Maryland Department, and (iii) the adoption of resolutions to give effect to the provisions of Section 6.13 in connection with the Closing, no other corporate proceedings on the part of Huntington or Huntington National Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Huntington and Huntington National Bank and (assuming due authorization, execution and delivery by Cadence) constitutes a valid and binding obligation of each of Huntington and Huntington National Bank, enforceable against them in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  Subject to the receipt of the Requisite Huntington Vote, the shares of Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Huntington will have any preemptive right or similar rights in respect thereof.

(b)          Subject to the receipt of the Requisite Huntington Vote, neither the execution and delivery of this Agreement by the Huntington Parties, nor the consummation by the Huntington Parties of the transactions contemplated hereby, nor compliance by the Huntington Parties with any of the terms or provisions hereof, will (i) violate any provision of the Huntington Articles or the Huntington Bylaws or comparable governing documents of any Huntington Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Huntington, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Huntington or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Huntington or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Huntington Parties.

4.4         Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the NYSE, (c) the filing of any required applications, filings and notices, as applicable, with the OCC in connection with the Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Mississippi Department, (e) the filing of any required applications, filings or notices listed on Section 3.4 of the Cadence Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (g) the filing with, and acceptance for record by, the Maryland Department of the Articles Supplementary for the New Huntington Preferred Stock, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock and the New Huntington Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by the Huntington Parties of this Agreement or (y) the consummation by the Huntington Parties of the Merger and the other transactions contemplated hereby.  As of the date hereof, Huntington is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

4.5         Reports.

(a)          Huntington and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Huntington Parties.  Subject to Section 9.7 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Huntington and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Huntington, investigation into the business or operations of Huntington or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Huntington Parties.  Subject to Section 9.7, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Huntington or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Huntington or any of its Subsidiaries since January 1, 2023, in each case of clauses (i) and (ii), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Huntington Parties.

(b)         An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Huntington or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2023 (the “Huntington Reports”) is publicly available.  No such Huntington Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Huntington Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Huntington or Huntington National Bank has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by the SEC with respect to any of the Huntington Reports.

4.6         Financial Statements.

(a)          The financial statements of Huntington and its Subsidiaries included (or incorporated by reference) in the Huntington Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Huntington and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Huntington and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Huntington and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  PricewaterhouseCoopers LLP has not resigned (or informed Huntington that it intends to resign) or been dismissed as independent public accountants of Huntington as a result of or in connection with any disagreements with Huntington on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)         Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Huntington Parties, neither Huntington nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Huntington, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Huntington included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Huntington and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Huntington or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.  Huntington (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Huntington, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Huntington by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Huntington’s outside auditors and the audit committee of Huntington’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Huntington’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Huntington, any fraud, whether or not material, that involves management or other employees who have a significant role in Huntington’s internal controls over financial reporting.  These disclosures were made in writing by management to Huntington’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Cadence.  To the knowledge of Huntington, there is no reason to believe that Huntington’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)         Since January 1, 2023, (i) neither Huntington nor any of its Subsidiaries, nor, to the knowledge of the Huntington Parties, any director, officer, auditor, accountant or representative of Huntington or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Huntington, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Huntington or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Huntington or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Huntington or any of its Subsidiaries, whether or not employed by Huntington or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Huntington or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Huntington or any committee thereof or similar governing body of any Huntington Subsidiary or any committee thereof, or, to the knowledge of Huntington, to any director or officer of Huntington or any Huntington Subsidiary.

4.7         Broker’s Fees.  Neither Huntington nor any Huntington Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Evercore Group L.L.C.

4.8         Absence of Certain Changes or Events.

(a)          Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Huntington Parties.

(b)          Since December 31, 2024, through the date of this Agreement, except with respect to the transactions contemplated hereby, Huntington and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9         Legal Proceedings.

(a)          Neither Huntington nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Huntington Parties, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Huntington or any of its Subsidiaries or any of their current or former directors or executive officers, or of a nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case, that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Huntington Parties.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Huntington, any of its Subsidiaries or the assets of Huntington or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Bank or any of its affiliates).

4.10        Taxes and Tax Returns.  In each case except as would not reasonably be likely to have a Material Adverse Effect on the Huntington Parties:

(a)          Each of Huntington and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in.

(b)         All Taxes of Huntington and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid, except for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(c)          Each of Huntington and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(d)          The federal income Tax Returns of Huntington and its Subsidiaries for all years up to and including the tax year ended December 31, 2020 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(e)          No deficiency with respect to Taxes has been proposed, asserted or assessed against Huntington or any of its Subsidiaries.  There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of Huntington and its Subsidiaries or the assets of Huntington and its Subsidiaries.

4.11       Compliance with Applicable Law.

(a)          Huntington and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Huntington Parties, and to the knowledge of the Huntington Parties, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Huntington Parties, Huntington and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Huntington or any of its Subsidiaries, including (to the extent applicable to Huntington or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, Executive Order 14331, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)          Huntington National Bank has a Community Reinvestment Act rating of “outstanding” as of its most recently completed Community Reinvestment Act examination.

(d)          Huntington maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e)          None of Huntington or any of its Subsidiaries, or to the knowledge of Huntington, any director, officer, employee, agent or other person acting on behalf of Huntington or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Huntington or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Huntington or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Huntington or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Huntington or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Huntington or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Huntington or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Huntington Parties.

(f)          As of the date hereof, Huntington, Huntington National Bank and each other insured depository institution Subsidiary of Huntington maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Huntington nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that Huntington National Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g)          Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington, (i) Huntington and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Huntington, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

(h)          Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and its Subsidiaries are in compliance, and, since January 1, 2023, have complied, with all Environmental Laws.

4.12        Certain Contracts.

(a)          Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Huntington or any of its Subsidiaries is a party or by which Huntington or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Huntington, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Huntington Contract”), and neither Huntington nor any of its Subsidiaries knows of, or has received written, or to the knowledge of the Huntington Parties, oral notice of, any violation of any Huntington Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

(b)          In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Huntington Parties, (i) each Huntington Contract is valid and binding on Huntington or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Huntington and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each Huntington Contract, (iii) to the knowledge of the Huntington Parties, each third-party counterparty to each Huntington Contract has performed all obligations required to be performed by it to date under such Huntington Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Huntington or any of its Subsidiaries or, to the knowledge of the Huntington Parties, any counterparty thereto, under any such Huntington Contract.

4.13       Agreements with Regulatory Agencies.  Subject to Section 9.7, neither Huntington nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Huntington Disclosure Schedule, a “Huntington Regulatory Agreement”), nor has Huntington or any of its Subsidiaries been advised, in writing or, to the knowledge of Huntington, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Huntington Regulatory Agreement.

4.14       Information Technology.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Huntington, to the knowledge of Huntington, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Huntington and its Subsidiaries.

4.15       Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Huntington or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Huntington or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Huntington Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Huntington), on the other hand, of the type required to be reported in any Huntington Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.16       Takeover Restrictions.  The Board of Directors of Huntington has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable Takeover Restrictions.  In accordance with Section 3-202 of the Maryland General Corporation Law, as amended, no appraisal or dissenters’ rights will be available to the holders of Huntington Common Stock or Huntington Preferred Stock in connection with the Merger.

4.17       Reorganization.  Huntington has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18       Investment Securities.

(a)          Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each of Huntington and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Huntington Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Huntington or its Subsidiaries.  Such securities and commodities are valued on the books of Huntington in accordance with GAAP in all material respects.

(b)          Huntington and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Huntington believes are prudent and reasonable in the context of their respective businesses, and Huntington and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

4.19       Opinion.  Prior to the execution of this Agreement, Huntington has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Evercore Group L.L.C. to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Huntington.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.20       Risk Management Instruments.  Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Huntington Parties, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Huntington or any of its Subsidiaries or for the account of a customer of Huntington or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Huntington or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  Huntington and each of its Subsidiaries have duly performed in all material respects all its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Huntington Parties, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.21       Huntington Information.  The information relating to Huntington and its Subsidiaries that is provided by Huntington or its representatives specifically for inclusion in (a) the Joint Proxy Statement, (b) the S-4, (c) the documents and financial statements of Huntington incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Huntington and its Subsidiaries and other portions within the reasonable control of Huntington and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Huntington with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Cadence or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

4.22       Employee Benefit Plans.

(a)          For purposes of this Agreement, “Huntington Benefit Plans” means all Benefit Plans to or with respect to which Huntington or any Subsidiary or any trade or business of Huntington or any of its Subsidiaries, whether or not incorporated, all of which together with Huntington would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Huntington ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Huntington or any of its Subsidiaries or any Huntington ERISA Affiliate, or to which Huntington or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Huntington or any of its Subsidiaries or any Huntington ERISA Affiliate.

(b)         Each Huntington Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability to Huntington or its Subsidiaries.

(c)          Except as would not, either individually or in the aggregate, reasonably be expected to result in any material liability to Huntington or its Subsidiaries, with respect to each Huntington Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the PBGC have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Huntington or any of its Subsidiaries that has not been satisfied in full and no such liability is reasonably expected to be incurred, (v) the PBGC has not instituted proceedings to terminate any such Huntington Benefit Plan and, to the Huntington’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Huntington Benefit Plan, and (vi) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted that has not been waived.

(d)          None of Huntington and its Subsidiaries nor any Huntington ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan.

4.23       Loan Portfolio.

(a)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, each outstanding Loan of Huntington or its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Huntington and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)         Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, each outstanding Loan of Huntington or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Huntington and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)          None of the agreements pursuant to which Huntington or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(d)          There are no outstanding “extensions of credit” made by Huntington or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in 12 C.F.R. Part 215) of Huntington or its Subsidiaries, other than extensions of credit that are subject to and that were made and continue to be in compliance with 12 C.F.R. Part 215 in all material respects or that are exempt therefrom.

(e)          Neither Huntington nor any of its Subsidiaries is now, nor has it ever been since January 1, 2023, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.24       No Other Representations or Warranties.

(a)          Except for the representations and warranties made by the Huntington Parties in this Article IV, neither Huntington nor any other person makes any express or implied representation or warranty with respect to Huntington, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Huntington hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Huntington nor any other person makes or has made any representation or warranty to Cadence or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Huntington, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Huntington Parties in this Article IV, any oral or written information presented to Cadence or any of its affiliates or representatives in the course of their due diligence investigation of the Huntington Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          The Huntington Parties acknowledge and agree that neither Cadence nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1         Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Cadence Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), Cadence shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships.

5.2         Cadence Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Cadence Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Cadence shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Huntington (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Cadence or any of its wholly-owned Subsidiaries to Cadence or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of Cadence), it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice;

(b)          (i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) regular quarterly cash dividends by Cadence at a rate not in excess of $0.275 per share of Cadence Common Stock, (B) dividends payable on the Cadence Preferred Stock in accordance with the terms thereof, (C) dividends paid by any of the Subsidiaries of Cadence to Cadence or any of its wholly owned Subsidiaries, or (D) the acceptance of shares of Cadence Common Stock as payment for withholding taxes incurred in connection with the vesting or settlement of Cadence Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements);

(iii)        grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including Cadence Equity Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

(iv)         issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the vesting or settlement of Cadence Equity Awards (and dividend equivalents thereon, if any) outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c)          (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, (ii) abandon or allow to lapse any material properties or assets (including any issued or registered Intellectual Property) other than lapse or expiry of Intellectual Property at the end of applicable statutory terms, or (iii) or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case of clauses (i) through (iii), other than in the ordinary course of business;

(d)          except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith) or transactions that would not be material to Cadence and its Subsidiaries on a consolidated basis, make any investment in or acquisition of, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, any other corporation or entity or any acquisition of property or assets of any other individual, corporation or other entity, in each case other than a wholly owned Subsidiary of Cadence;

(e)          in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Cadence Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Cadence or its Subsidiaries or (ii) enter into any contract that would constitute a Cadence Contract if it were in effect on the date of this Agreement (it being understood and agreed that entering into a Cadence Contract that would be such pursuant to Section 3.13(a)(ii) or (v)(y) is not ordinary course of business);

(f)          except as required by the terms of any Cadence Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any Cadence Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Cadence Benefit Plan if in effect as of the date hereof), (ii) amend any Cadence Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Cadence Benefit Plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, (iv) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, except for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice (including, without limitation, as to timing), (v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Cadence Equity Awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii)  fund or provide any funding for any rabbi trust or similar arrangement, (viii) terminate the employment or services of any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $200,000, in each case other than for cause, or (ix) hire any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $200,000;

(g)          except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding, except (i) involving solely monetary remedies in an amount and for consideration not in excess of $1,000,000 individually or $4,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Cadence or any of its Subsidiaries in respect thereof) or (ii) that would not impose any material restriction on the business of Cadence or its Subsidiaries or the Surviving Bank or its affiliates;

(h)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)           amend the Cadence Articles, the Cadence Bylaws, or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j)          merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(k)          materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m)         (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any material change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and not in excess of $35,000,000 (or, in the case of any loan or extension of credit or renewal thereof that is “Adversely Rated” (as determined in the ordinary course of business consistent with past practice under Cadence’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $20,000,000); provided, that any consent from the Huntington Parties sought pursuant to this clause (ii) shall not be unreasonably withheld; provided, further, that, if the Huntington Parties do not respond to any such request for consent within two (2) business days after the relevant loan package is provided to the Huntington Parties, such non-response shall be deemed to constitute consent pursuant to this clause (ii);

(n)          make, or commit to make, any capital expenditures that exceed by more than five percent (5%) Cadence’s capital expenditure budget set forth in Section 5.2(n) of the Cadence Disclosure Schedule measured on a quarterly basis;

(o)          change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes, in each case, that is material to Cadence and its Subsidiaries, taken as a whole;

(p)          (i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Cadence or its Subsidiaries, (ii) other than in consultation with the Huntington Parties, make any application for the closing of or close any branch or (iii) other than in consultation with the Huntington Parties, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) in an amount in excess of $1,000,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $350,000;

(q)          knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Cadence or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or the Requisite Cadence Vote or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby; or

(r)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3          Huntington Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Huntington Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Huntington shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Cadence (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          amend the Huntington Articles or the Huntington Bylaws in a manner that would materially and adversely affect the holders of Cadence Common Stock or Cadence Preferred Stock relative to other holders of Huntington Common Stock or Huntington Preferred Stock (as applicable);

(b)          adjust, split, combine or reclassify any capital stock of Huntington or make, declare or pay any extraordinary dividend on any capital stock of Huntington;

(c)          incur any indebtedness for borrowed money (other than indebtedness of Huntington or any of its wholly owned Subsidiaries to Huntington or any of its Subsidiaries) that would reasonably be expected to prevent Huntington or its Subsidiaries from assuming Cadence’s or its Subsidiaries’ outstanding indebtedness;

(d)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals or the Closing;

(e)          make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise), any other corporation or entity or the property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of Huntington, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals or the Closing;

(f)          merge or consolidate itself or Huntington National Bank or any of their respective Significant Subsidiaries with any other person (i) where it or Huntington National Bank, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to prevent, materially delay or materially impair the receipt of the Requisite Regulatory Approvals or the Closing;

(g)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(h)          knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Huntington or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or the Requisite Huntington Vote or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby; or

(i)           agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1         Regulatory Matters.

(a)          Huntington shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus and Cadence shall promptly prepare and file with the Federal Reserve the Joint Proxy Statement.  Huntington and Cadence, as applicable, shall use reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement.  The S-4 shall also, to the extent required under the Securities Act and the regulations promulgated thereunder, register the shares of New Huntington Preferred Stock (or depositary shares in respect thereof) that will be issued in the transaction.  Each of Huntington and Cadence shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Huntington and Cadence shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  Huntington shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Cadence shall furnish all information concerning Cadence and the holders of Cadence Common Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.  Huntington and Cadence shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Merger as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information.  Huntington and Cadence shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Cadence or Huntington, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.

(c)          In furtherance and not in limitation of the foregoing, each of Huntington and Cadence shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Huntington, Cadence and their respective Subsidiaries.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Huntington or Cadence or any of their respective Subsidiaries, and neither Huntington nor Cadence nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely to have a material adverse effect on Huntington, the Surviving Bank and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d)         Huntington and Cadence shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Huntington, Cadence or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  Each of Huntington and Cadence agrees, as to itself and its Subsidiaries, that none of the information suppl-ied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the respective shareholders of Cadence or Huntington and at the time of the Huntington Meeting and the Cadence Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Huntington and Cadence further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e)          Huntington and Cadence shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f)          Without limiting the generality of this Section 6.1, Cadence shall, and shall cause its Subsidiaries to, reasonably cooperate with Huntington and its Subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Huntington in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.

6.2         Access to Information.

(a)          Subject to Section 9.7, upon reasonable notice and subject to applicable laws, each of the Huntington Parties and Cadence, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of the Huntington Parties and Cadence shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request.  Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.  Neither the Huntington Parties nor Cadence nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Huntington Parties’ or Cadence’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of the Huntington Parties and Cadence shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 12, 2025, between Huntington and Cadence (the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3         Cadence Shareholder Approval.

(a)          Cadence shall take, in accordance with applicable law and the Cadence Articles and Cadence Bylaws, all actions necessary to convene a meeting of its shareholders (the “Cadence Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Cadence Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed by the parties, other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement.  The Board of Directors of Cadence shall use its reasonable best efforts to obtain from the shareholders of Cadence the Requisite Cadence Vote, including (except in the case of a Cadence Adverse Recommendation Change) by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “Cadence Board Recommendation”) and shall not make a Cadence Adverse Recommendation Change except in accordance with this Section 6.3.  Cadence shall engage a proxy solicitor reasonably acceptable to the Huntington Parties to assist in the solicitation of proxies from shareholders relating to the Requisite Cadence Vote.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Cadence, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith (x) that a Cadence Acquisition Proposal constitutes a Superior Proposal and that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger or (y) in response to an Intervening Event that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Cadence Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of Cadence may withhold or withdraw or modify or qualify in a manner adverse to the Huntington Parties the Cadence Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Cadence Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Cadence may communicate the basis for its Cadence Adverse Recommendation Change to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Cadence may not take any actions under this sentence unless (i) it gives the Huntington Parties at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Cadence in response to a Cadence Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Cadence Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Cadence takes into account any amendment or modification to this Agreement proposed by the Huntington Parties and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith (x) that such Cadence Acquisition Proposal nevertheless constitutes a Superior Proposal and that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger or (y) with respect to an Intervening Event that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger.  Any material amendment to any Cadence Acquisition Proposal will be deemed to be a new Cadence Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b)          Cadence shall adjourn or postpone the Cadence Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Cadence Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Cadence has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Cadence Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Cadence Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Cadence at the Cadence Meeting, for the purpose of voting on the approval of this Agreement and the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Cadence of such obligation.  Cadence shall only be required to adjourn or postpone the Cadence Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).

(c)          For purposes of this Agreement, “Superior Proposal” means (i) in the case of Cadence, any bona fide written Cadence Acquisition Proposal that the Board of Directors of Cadence has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal, is more favorable to Cadence and its shareholders from a financial point of view than the Merger (including, as the case may be, any revisions to the terms of this Agreement proposed by Huntington in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed, or (ii) in the case of Huntington, any bona fide written Huntington Acquisition Proposal that the Board of Directors of Huntington has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal, is more favorable to Huntington and its shareholders from a financial point of view than the Merger (including, as the case may be, any revisions to the terms of this Agreement proposed by Cadence in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed; provided, in each case, that for purposes of the definition of “Superior Proposal”, the references to “25%” in the definition of Cadence Acquisition Proposal or Huntington Acquisition Proposal shall instead refer to “50%”.

(d)          For purposes of this Agreement, “Intervening Event” means any material effect, change, circumstance, event or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors of Cadence or Huntington, as the case may be, on the date hereof (or if known, the material consequences of which were not known to or reasonably foreseeable by the Board of Directors of Cadence or Huntington, as the case may be, as of the date hereof), and (ii) that does not relate to or involve (A) any Cadence Acquisition Proposal or Huntington Acquisition Proposal, (B) any effect, change, circumstance, event or occurrence relating to the other party or any of its Subsidiaries unless it would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on such other party, or (C) the mere fact, in and of itself, of Cadence or Huntington meeting, exceeding or failing to meet earnings projections or internal financial forecasts or changes after the date hereof in the market price or trading volume of the common stock or credit rating of Cadence or Huntington (it being understood that the underlying cause of any of the foregoing in this clause (C) may be considered and taken into account to the extent otherwise permitted by this definition).

6.4         Huntington Shareholder Approval.

(a)          Huntington shall take, in accordance with applicable law and the Huntington Articles and Huntington Bylaws, all actions necessary to convene a meeting of its shareholders (the “Huntington Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Huntington Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed by the parties, other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement.  The Board of Directors of Huntington shall use its reasonable best efforts to obtain from the shareholders of Huntington the Requisite Huntington Vote, including (except in the case of a Huntington Adverse Recommendation Change) by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve the issuance of Huntington Common Stock in connection with the Merger (the “Huntington Board Recommendation”) and shall not make a Huntington Adverse Recommendation Change except in accordance with this Section 6.4.  Huntington shall engage a proxy solicitor reasonably acceptable to Cadence to assist in the solicitation of proxies from shareholders relating to the Requisite Huntington Vote.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Huntington, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith (x) that a Huntington Acquisition Proposal constitutes a Superior Proposal and that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the issuance of Huntington Common Stock in connection with the Merger or (y) in response to an Intervening Event that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the issuance of Huntington Common Stock in connection with the Merger, then, prior to the receipt of the Requisite Huntington Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of Huntington may withhold or withdraw or modify or qualify in a manner adverse to Cadence the Huntington Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Huntington Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Huntington may communicate the basis for its Huntington Adverse Recommendation Change to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Huntington may not take any actions under this sentence unless (i) it gives Cadence at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the Board of Directors of Huntington takes into account any amendment or modification to this Agreement proposed by Cadence and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith (x) that such Huntington Acquisition Proposal nevertheless constitutes a Superior Proposal and that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the issuance of Huntington Common Stock in connection with the Merger or (y) with respect to an Intervening Event that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the issuance of Huntington Common Stock in connection with the Merger.

(b)         Huntington shall adjourn or postpone the Huntington Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Huntington Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Huntington has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Huntington Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Huntington Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Huntington at the Huntington Meeting, for the purpose of voting on the approval of the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Huntington of such obligation.  Huntington shall only be required to adjourn or postpone the Huntington Meeting two (2) times pursuant to the first sentence of this Section 6.4(b).  Each of Cadence and Huntington shall use its reasonable best efforts to cause the Cadence Meeting and the Huntington Meeting to occur as soon as reasonably practicable and on the same date.

6.5         Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Huntington and Cadence shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Cadence or Huntington or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.6         Stock Exchange Listing.  Huntington shall cause the shares of Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.7         Tax Matters.  The Huntington Parties shall use reasonable best efforts to obtain the Huntington Tax Opinion, and Cadence shall use reasonable best efforts to obtain the Cadence Tax Opinion (and, if the SEC requires any opinion regarding the U.S. federal income tax treatment of the Merger to be submitted in connection with the declaration of the effectiveness of the S-4, such opinions).  In connection with the foregoing, each party shall deliver duly executed certificates (dated as of the necessary date and signed by an officer of the Huntington Parties or Cadence, as applicable) containing such representations and warranties as shall be reasonably satisfactory in form and substance to Huntington’s counsel and Cadence’s counsel and reasonably necessary or appropriate to enable such counsel to render such opinions (but only to the extent the Huntington Parties and Cadence in good faith believe they are able to make such representations and warranties truthfully).

6.8         Employee Matters.

(a)          Huntington shall provide the employees of Cadence and its Subsidiaries as of the Effective Time (the “Continuing Employees”), during the period commencing at the Effective Time and ending on December 31 of the calendar year during which the Effective Time occurs, for so long as a Continuing Employee is employed following the Effective Time, with the following: (i)  annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) target short- and long-term incentive opportunities that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the Effective Time, and (iii) employee benefits (other than severance, perquisites, defined benefit pension, deferred compensation, post-termination welfare, split dollar insurance, change in control and retention benefits) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time (other than severance, perquisites, defined benefit pension, deferred compensation, post-termination welfare, split dollar insurance, change in control and retention benefits).  For a period beginning at the Effective Time and continuing through the first anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be eligible to receive severance benefits pursuant to the Huntington Transition Pay Plan as in effect as of the date of this Agreement, subject to such Continuing Employee’s execution (and non-revocation) of a release of claims. In addition, each of Cadence and Huntington shall take all actions necessary or appropriate to effectuate the matters set forth on Section 6.8(a) of the Cadence Disclosure Schedule.

(b)          With respect to any employee benefit plans of Huntington or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Huntington and its Subsidiaries shall: (i) waive all pre-existing conditions and waiting periods and use commercially reasonable efforts to waive all exclusions with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Cadence Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Cadence Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Cadence Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Cadence and its Subsidiaries, including with their respective predecessors, for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Cadence Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan or supplemental plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)          Effective as of the Effective Time, Huntington agrees to assume and honor all Cadence Benefit Plans in accordance with their terms as of the date hereof, it being understood that this sentence shall not be construed to limit the ability of Huntington or any of its Subsidiaries or affiliates to amend or terminate any Cadence Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable plan.

(d)          Unless otherwise requested by Huntington in writing at least ten (10) business days prior to the Effective Time, Cadence shall cause any 401(k) plan or other defined contribution plan sponsored or maintained by Cadence (collectively, the “Cadence 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing.  In the event that the Cadence 401(k) Plan is terminated in accordance with the foregoing sentence, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Huntington or one of its Subsidiaries (a “Huntington 401(k) Plan”).  Cadence and Huntington shall take any and all actions as may be required, including amendments to the Cadence 401(k) Plan and/or Huntington 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Huntington 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.  Cadence shall provide Huntington with evidence that the Cadence 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.8(d); provided, that prior to amending or terminating the Cadence 401(k) Plan, Cadence shall provide the form and substance of any applicable resolutions or amendments to Huntington for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(e)          On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Cadence with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Huntington, and Cadence shall consider in good faith revising such notice or communication to reflect any comments or advice that Huntington timely provides.

(f)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Cadence or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Bank, Cadence, Huntington, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Bank, Cadence, Huntington or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Cadence or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Cadence Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Huntington or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Cadence Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Cadence or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.9         Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, the Surviving Bank shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Cadence and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Cadence Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Cadence or any of its Subsidiaries or is or was serving at the request of Cadence or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the transactions contemplated by this Agreement, and the Surviving Bank shall also advance expenses as incurred by the Cadence Indemnified Party to the fullest extent permitted by applicable law; provided, that in the case of advancement of expenses the Cadence Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Cadence Indemnified Party is not entitled to indemnification.

(b)         For a period of six (6) years after the Effective Time, the Surviving Bank shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Cadence (provided, that the Surviving Bank may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Cadence or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Bank shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent 300% of the current annual premium paid as of the date hereof by Cadence for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Bank shall cause to be maintained policies of insurance that, in its good-faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Cadence, in consultation with, but only upon the consent of the Huntington Parties, may (and at the request of the Huntington Parties, Cadence shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Cadence’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.  If Cadence purchases such a tail policy, the Surviving Bank shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.

(c)          The provisions of this Section 6.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Cadence Indemnified Party and his or her heirs and representatives.  If the Surviving Bank or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Bank will cause proper provision to be made so that the successors and assigns of the Surviving Bank will expressly assume the obligations set forth in this Section 6.9. For the avoidance of doubt, to the extent required by any agreement previously entered into by Cadence in connection with a merger, acquisition or other business combination, the provisions of this Section 6.9 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by Cadence or any of its Subsidiaries.

(d)          The obligations of the Surviving Bank, the Huntington Parties and Cadence under this Section 6.9 shall not be terminated or modified in a manner so as to adversely affect any Cadence Indemnified Party or any other person entitled to the benefit of this Section 6.9 without the prior written consent of the affected person.

6.10       Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Huntington Parties or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then-current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.11       Advice of Changes.  The Huntington Parties and Cadence shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.11 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.12       Dividends.  After the date of this Agreement, each of Huntington and Cadence shall coordinate with the other the declaration of any dividends in respect of Huntington Common Stock and Cadence Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Cadence Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of Cadence Common Stock and any shares of Huntington Common Stock any such holder receives in exchange therefor in the Merger.

6.13       Corporate Governance; Foundation.

(a)          Huntington shall take all appropriate action so that three (3) current directors of Cadence shall be appointed to the Board of Directors of Huntington (the “Cadence Directors”).  Each of the Cadence Directors shall be designated by Huntington, it being agreed that one of such designated Cadence Directors shall be James D. Rollins III.

(b)         Following the Closing Date, Huntington shall maintain the Cadence Bank Foundation and shall dedicate any funds in the Cadence Bank Foundation at the Effective Time to supporting community development and reinvestment and civic and charitable activities within Cadence’s footprint as of the time immediately prior to the Effective Time.

6.14        Acquisition Proposals.

(a)          Cadence shall not, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Cadence Acquisition Proposal, except to notify a person that has made or, to the knowledge of Cadence, is making any inquiries with respect to, or is considering making, a Cadence Acquisition Proposal of the existence of the provisions of this Section 6.14(a); provided, that, prior to the receipt of the Requisite Cadence Vote, in the event Cadence receives an unsolicited bona fide written Cadence Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Cadence shall have provided such information to Huntington, and shall have entered into a confidentiality agreement with such third party on terms, in all material respects, no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Cadence.  Cadence will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Huntington with respect to any Cadence Acquisition Proposal.  Cadence will promptly (and in any event within one (1) business day) advise Huntington following receipt of any Cadence Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Cadence Acquisition Proposal) and will keep Huntington reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Cadence Acquisition Proposal.  Cadence shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of Cadence, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  During the term of this Agreement, Cadence shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.14(a)) relating to any Cadence Acquisition Proposal.  As used in this Agreement, “Cadence Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Cadence and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Cadence or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Cadence, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Cadence or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Cadence, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Cadence or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Cadence.

(b)         Nothing contained in this Agreement shall prevent either party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Cadence Acquisition Proposal or Huntington Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such Rules and disclosures will in no way eliminate or modify the effect that any action pursuant to such Rules or any such disclosures would otherwise have under this Agreement.

6.15       Public Announcements.  Cadence and the Huntington Parties shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of (i) any announcement required by applicable law or regulation, or a request by a Governmental Entity, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.15, (iii) communications permitted by Section 6.3 or Section 6.4 or (iv) an obligation pursuant to any listing agreement with or rules of any securities exchange, Cadence and the Huntington Parties agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.16       Change of Method.  The Huntington Parties may at any time change the method of effecting the Merger if and to the extent requested by the Huntington Parties, and Cadence agrees to enter into such amendments to this Agreement as the Huntington Parties may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Cadence’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.17       Restructuring Efforts.  If either Cadence or Huntington shall have failed to obtain the Requisite Cadence Vote or the Requisite Huntington Vote at the duly convened Cadence Meeting or Huntington Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its shareholders for approval.

6.18       Takeover Restrictions.  Neither Cadence nor the Huntington Parties shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of the Huntington Parties and Cadence shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect.  If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each of the Huntington Parties and Cadence will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.19       Exemption from Liability Under Section 16(b).  Cadence and Huntington agree that, in order to most effectively compensate and retain those officers and directors of Cadence subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Cadence Insiders”), both prior to and after the Effective Time, it is desirable that Cadence Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Cadence Common Stock, Cadence Preferred Stock and Cadence Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19.  The Boards of Directors of Huntington and of Cadence, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (x) in the case of Cadence, any dispositions of Cadence Common Stock, Cadence Preferred Stock or Cadence Equity Awards by Cadence Insiders and (y) in the case of Huntington, any acquisitions of Huntington Common Stock, New Huntington Preferred Stock (or depositary shares in respect thereof) or equity awards of Huntington into which the Cadence Equity awards are converted by any Cadence Insiders who, immediately following the Merger, will be officers or directors of Huntington subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20       Litigation and Claims.  Each of the Huntington Parties and Cadence shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of the Huntington Parties or Cadence, as applicable, threatened against Huntington, Cadence or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by the Huntington Parties, Cadence, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  Cadence shall give the Huntington Parties the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Cadence and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without the Huntington Parties’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.21       Assumption of Cadence Debt.  Effective at the Effective Time, Huntington or Huntington National Bank, as applicable, shall, to the extent permitted thereunder and required thereby, assume the due and punctual performance and observance of the covenants to be performed by Cadence pursuant to the definitive documents governing the short-term and long-term borrowings set forth on Section 6.21 of the Cadence Disclosure Schedule, and the due and punctual payment of the principal of such borrowings (and premium, if any) and interest thereon.  In connection therewith, (i) Huntington and Cadence shall, and shall cause Huntington National Bank and Cadence respectively to, cooperate and execute and deliver any supplemental indentures, if applicable, and (ii) Cadence shall execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Merger, as applicable.

ARTICLE VII

CONDITIONS PRECEDENT

7.1         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approval.  (i) This Agreement shall have been approved by the shareholders of Cadence by the Requisite Cadence Vote and (ii) the issuance of Huntington Common Stock in connection with the Merger shall have been approved by the shareholders of Huntington by the Requisite Huntington Vote.

(b)          Stock Exchange Listing.  The shares of Huntington Common Stock and New Huntington Preferred Stock (or depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, in each case subject to official notice of issuance.

(c)          S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)          No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.  No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e)          Regulatory Approvals.  (i) All regulatory authorizations, consents, orders or approvals (x) from the OCC and (y) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or the Surviving Bank, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2         Conditions to Obligations of Huntington.  The obligation of Huntington and Huntington National Bank to effect the Merger is also subject to the satisfaction, or waiver by Huntington and Huntington National Bank, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Cadence set forth in (i) Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b), 3.2(c) and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of Cadence set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Cadence or Huntington.  Huntington shall have received a certificate signed on behalf of Cadence by the Chief Executive Officer or the Chief Financial Officer of Cadence to the foregoing effect.

(b)          Performance of Obligations of Cadence.  Cadence shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and the Huntington Parties shall have received a certificate signed on behalf of Cadence by the Chief Executive Officer or the Chief Financial Officer of Cadence to such effect.

(c)          Federal Tax Opinion.  The Huntington Parties shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or another nationally recognized tax counsel, including, for the avoidance of doubt, Sullivan & Cromwell LLP), in form and substance reasonably satisfactory to Huntington, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Huntington Tax Opinion”).  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Huntington Parties and Cadence reasonably satisfactory in form and substance to such counsel.

7.3         Conditions to Obligations of Cadence.  The obligation of Cadence to effect the Merger is also subject to the satisfaction or waiver by Cadence at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of the Huntington Parties set forth in (i) Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to Huntington National Bank only), 4.2(c) (with respect to Huntington National Bank only) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of the Huntington Parties set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Huntington Parties.  Cadence shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to the foregoing effect.

(b)          Performance of Obligations of Huntington.  The Huntington Parties shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Cadence shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to such effect.

(c)          Federal Tax Opinion.  Cadence shall have received the opinion of Sullivan & Cromwell LLP (or another nationally recognized tax counsel, including, for the avoidance of doubt, Wachtell, Lipton, Rosen & Katz), in form and substance reasonably satisfactory to Cadence, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Cadence Tax Opinion”).  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Huntington Parties and Cadence reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1         Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Cadence Vote or the Requisite Huntington Vote:

(a)          by mutual consent of the Huntington Parties and Cadence in a written instrument;

(b)          by either the Huntington Parties or Cadence if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)          by either the Huntington Parties or Cadence if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, however, that if the conditions to the Closing set forth in Section 7.1(e) have not been satisfied or waived on or prior to such date but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date may be extended by either the Huntington Parties or Cadence to a date that is fifteen (15) months after the date of this Agreement, unless the failure of the Closing to occur by the Termination Date shall be due to the failure of the party seeking to extend the Termination Date to perform or observe the obligations, covenants and agreements of such party set forth herein, and such date, as so extended, shall be the “Termination Date”;

(d)          by either the Huntington Parties or Cadence (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Cadence, in the case of a termination by the Huntington Parties, or the Huntington Parties, in the case of a termination by Cadence, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by the Huntington Parties, or Section 7.3, in the case of a termination by Cadence, and which is not cured by the earlier of the Termination Date and 45 days following written notice to Cadence, in the case of a termination by the Huntington Parties, or the Huntington Parties, in the case of a termination by Cadence, or by its nature or timing cannot be cured during such period;

(e)          by the Huntington Parties, prior to such time as the Requisite Cadence Vote is obtained, if Cadence or the Board of Directors of Cadence (i) withholds, withdraws, modifies or qualifies in a manner adverse to the Huntington Parties the Cadence Board Recommendation, (ii) fails to make the Cadence Board Recommendation in the Joint Proxy Statement, (iii) adopts, approves, recommends or endorses a Cadence Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Cadence Acquisition Proposal, (iv) fails to publicly and without qualification (A) recommend against any Cadence Acquisition Proposal or (B) reaffirm the Cadence Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Cadence Meeting) after a Cadence Acquisition Proposal is made public or any request by the Huntington Parties to do so, or (v) materially breaches its obligations under Section 6.3 or Section 6.14; or

(f)          by Cadence, prior to such time as the Requisite Huntington Vote is obtained, if Huntington or the Board of Directors of Huntington (i) withholds, withdraws, modifies or qualifies in a manner adverse to Cadence the Huntington Board Recommendation, (ii) fails to make the Huntington Board Recommendation in the Joint Proxy Statement, (iii) adopts, approves, recommends or endorses a Huntington Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Huntington Acquisition Proposal, (iv) fails to publicly and without qualification (A) recommend against any Huntington Acquisition Proposal or (B) reaffirm the Huntington Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Huntington Meeting) after a Huntington Acquisition Proposal is made public or any request by Cadence to do so or (v) materially breaches its obligations under Section 6.4.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2         Effect of Termination.

(a)          In the event of termination of this Agreement by either the Huntington Parties or Cadence as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Huntington, Cadence, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Huntington Parties nor Cadence shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of Cadence, shall include the loss to the holders of its capital stock and of Cadence Equity Awards of the economic benefits of the Merger (including the loss of premium offered to the shareholders of Cadence), it being understood that Cadence shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Cadence Equity Awards in its sole and absolute discretion, and any amounts received by Cadence in connection therewith may be retained by Cadence).  “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)          (i)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Cadence Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Cadence or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Cadence Meeting) a Cadence Acquisition Proposal with respect to Cadence and (A) (x) thereafter this Agreement is terminated by either the Huntington Parties or Cadence pursuant to Section 8.1(c) without the Requisite Cadence Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by the Huntington Parties pursuant to Section 8.1(d) as the result of a Willful Breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Cadence enters into a definitive agreement or consummates a transaction with respect to a Cadence Acquisition Proposal (whether or not the same Cadence Acquisition Proposal as that referred to above), then Cadence shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Huntington, by wire transfer of same day funds, a fee equal to $296,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Cadence Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)         In the event that this Agreement is terminated by the Huntington Parties pursuant to Section 8.1(e), then Cadence shall pay Huntington, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(c)          (i)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Huntington Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Huntington or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Huntington Meeting) a Huntington Acquisition Proposal with respect to Huntington and (A) (x) thereafter this Agreement is terminated by either Cadence or the Huntington Parties pursuant to Section 8.1(c) without the Requisite Huntington Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 had been satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Cadence pursuant to Section 8.1(d) as a result of a Willful Breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Huntington enters into a definitive agreement or consummates a transaction with respect to a Huntington Acquisition Proposal (whether or not the same Huntington Acquisition Proposal as that referred to above), then Huntington shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Cadence, by wire transfer of same day funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Huntington Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)         In the event that this Agreement is terminated by Cadence pursuant to Section 8.1(f), then Huntington shall pay Cadence, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(iii)        As used in this Agreement, “Huntington Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Huntington and its Subsidiaries or 25% or more of any class of equity or voting securities of Huntington or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Huntington, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Huntington or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Huntington, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Huntington or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Huntington.

(d)         Notwithstanding anything to the contrary herein, but without limiting Section 8.2(e) or the right of any party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, the maximum aggregate amount of fees, liabilities or damages payable by Cadence or the Huntington Parties under this Section 8.2 shall be equal to the Termination Fee.  In no event shall Cadence or the Huntington Parties be required to pay the Termination Fee on more than one occasion.

(e)          Each of the Huntington Parties and Cadence acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if Cadence or the Huntington Parties, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by Cadence and the Huntington Parties pursuant to Section 8.2(b) and Section 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1         Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.9 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2         Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Cadence Vote or the Requisite Huntington Vote; provided, however, that after the receipt of the Requisite Cadence Vote or the Requisite Huntington Vote, there may not be, without further approval of such shareholders of Cadence or Huntington, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.3         Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Cadence Vote or the Requisite Huntington Vote, there may not be, without further approval of such shareholders of Cadence or Huntington, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4         Expenses.  Except (a) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, which shall be borne equally by the Huntington Parties and Cadence, and (b) as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5         Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, provided that no “error” message or other notification of non-delivery is generated, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Cadence, to:

Cadence Bank
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention:	Dan Rollins
E-mail:	[***]

With copies (which shall not constitute notice) to:

Cadence Bank
1333 West Loop South, Suite 1800
Houston, Texas 77027
Attention:	Shanna Kuzdzal
[***]

Sullivan & Cromwell LLP
125 Broad Street
New York, NY  10004
Attention:	H. Rodgin Cohen and Mitchell S. Eitel
E-mail:	[***]

and

if to Huntington or Huntington National Bank, to:

Huntington Bancshares Incorporated
41 South High Street
Columbus, OH 43287
Attention:	Marcy C. Hingst, General Counsel
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY  10019
Attention:	Edward D. Herlihy, Nicholas G. Demmo and Brandon C. Price
E-mail:	[***]

9.6         Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Cadence means the actual knowledge of any of the officers of Cadence listed on Section 9.6 of the Cadence Disclosure Schedule, and the “knowledge” of the Huntington Parties means the actual knowledge of any of the officers of the Huntington Parties listed on Section 9.6 of the Huntington Disclosure Schedule.  As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Columbus, Ohio or Tupelo, Mississippi are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof, (iii) filed by Huntington with the SEC and publicly available on EDGAR prior to the date hereof or (iv) filed by Cadence with the FDIC or the Federal Reserve and publicly available prior to the date hereof and (e) references to a party’s shareholders shall mean, in the case of Huntington, its shareholders.  The Cadence Disclosure Schedule and the Huntington Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7         Confidential Supervisory Information.  No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.8         Counterparts.  This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9         Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10        Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Cadence shall be subject to the laws of the State of Mississippi and matters relating to the fiduciary duties of the Board of Directors of Huntington shall be subject to the laws of the State of Maryland).

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12       Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.9, which is intended to benefit each Cadence Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Except as provided in Section 6.9, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13       Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14       Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15       Delivery by Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Stephen D. Steinour
	Name:	Stephen D. Steinour
	Title:	Chairman, President and Chief Executive Officer

THE HUNTINGTON NATIONAL BANK

By:	/s/ Stephen D. Steinour
	Name:	Stephen D. Steinour
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

CADENCE BANK

By:	/s/ James D. Rollins III
	Name:	James D. Rollins III
	Title:	Chairman & CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF ARTICLES SUPPLEMENTARY

Exh.A-1

FORM OF ARTICLES SUPPLEMENTARY

DESIGNATING THE RIGHTS AND PREFERENCES

OF

5.50% SERIES [L] NON-CUMULATIVE PERPETUAL PREFERRED STOCK,
PAR VALUE $0.01 PER SHARE

OF

HUNTINGTON BANCSHARES INCORPORATED

HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article Fifth of the charter of the Corporation (the “Charter”), the board of directors of the Corporation (the “Board of Directors”) [and a duly authorized committee thereof (the “Committee”)], by duly adopted resolutions, classified and designated 6,900 shares of the authorized but unissued serial preferred stock of the Corporation, par value $0.01 per share (the “Preferred Stock”), as 5.50% Series [L] Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with the following preferences and rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article Fifth of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

(a)        Designation.  The designation of the Preferred Stock shall be “5.50% Series [L] Non-Cumulative Perpetual Preferred Stock” (the “Series [L] Preferred Stock”).  With respect to payment of dividends and rights upon the Corporation’s liquidation, dissolution or winding up, the Series [L]  Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and any other class or series of the Preferred Stock that, by its terms, ranks junior to the Series [L] Preferred Stock, (ii) equally with the Corporation’s Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, 5.625% Series F Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000, 4.450% Series G Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000, 4.500% Series H Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $1,000, 5.70% Series I Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $25,000, 6.875% Series J Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per shares of $1,000, 6.250% Series K Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation value per share of $100,000 and any future class or series of the Preferred Stock that does not by its terms rank junior or senior to the Series [L] Preferred Stock, and (iii) junior to all existing and future indebtedness and other liabilities of the Corporation and any class or series of the Preferred Stock that expressly provides in the articles supplementary creating such class or series of the Preferred Stock that it ranks senior to the Series [L] Preferred Stock (subject to any requisite consents prior to issuance).

Exh.A-2

(b)        Number of Shares.  The number of authorized shares of Series [L] Preferred Stock shall be 6,900, which number may, from time to time, be increased (but not in excess of the total number of authorized shares of the Preferred Stock) or decreased (but not below the number of shares of Series [L] Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors (or a duly authorized committee thereof).  The Corporation may, from time to time, and without notice to, consent of or additional action by holders of shares of the Series [L] Preferred Stock, issue additional shares of Series [L] Preferred Stock; provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number.  The additional shares would form a single series together with all previously issued shares of Series [L] Preferred Stock.

(c)          Definitions.  As used herein with respect to Series [L] Preferred Stock:

(i)          “Business Day” shall mean any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by applicable law, regulation, or executive order to be closed.

(ii)         “Dividend Payment Dates” shall have the meaning set forth in Section (d)(ii) hereof.

(iii)       “Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date except for the initial Dividend Period which shall be the period from, and including, [●]1 to, but excluding, the next succeeding Dividend Payment Date.

(iv)       “Junior Stock” shall mean the Common Stock and any other class or series of the Corporation’s capital stock over which the Series [L] Preferred Stock has preference or priority in the payment of dividends and rights on the liquidation, dissolution or winding up of the Corporation.

(v)          “Liquidation Preference” shall mean $25,000.00 per share of Series [L] Preferred Stock.

(vi)         “Nonpayment” shall have the meaning set forth in Section (g)(ii) hereof.

(vii)        “Optional Redemption” shall have the meaning set forth in Section (f)(i) hereof.

1 To be the most recent Dividend Payment Date prior to closing (subject to adjustment if the closing occurs between a record date and Dividend Payment Date).

Exh.A-3

(viii)      “Parity Stock” shall mean any class or series of the Corporation’s capital stock that ranks on parity with the Series [L] Preferred Stock in the payment of dividends and rights on the liquidation, dissolution or winding up of the Corporation.

(ix)         “Preferred Stock Directors” shall have the meaning set forth in Section (g)(ii) hereof.

(x)          “Redemption Price” shall have the meaning set forth in Section (f)(iii) hereof.

(xi)      “Regulatory Capital Treatment Event” shall mean a good faith determination by the Board of Directors that, as a result of any (A) amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series [L] Preferred Stock; (B) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series [L] Preferred Stock; or (C) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series [L] Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full liquidation value of the Series [L] Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Deposit Insurance Corporation (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series [L] Preferred Stock is outstanding.

(xii)        “Regulatory Event Redemption” shall have the meaning set forth in Section f(ii) hereof.

(xiii)       “Series [L] Preferred Stock” shall have the meaning set forth in Section (a) hereof.

(xiv)       “Voting Parity Stock” shall have the meaning set forth in Section (g)(ii) hereof.

(d)          Dividends.

(i)        Holders of shares of Series [L] Preferred Stock shall be entitled to receive, only when, as, and if declared by the Board of Directors (or a duly authorized committee thereof), out of assets legally available under applicable law for payment, non-cumulative cash dividends based upon the Liquidation Preference, and no more, at a rate equal to 5.50% per annum, for each quarterly Dividend Period occurring from, and including, [●]2.

2 To be the most recent Dividend Payment Date prior to closing  (subject to adjustment if the closing occurs between a record date and Dividend Payment Date).

Exh.A-4

(ii)       When, as, and if declared by the Board of Directors (or a duly authorized committee thereof), the Corporation shall pay cash dividends on the shares of Series [L] Preferred Stock quarterly, in arrears, on February 20, May 20, August 20 and November 20  of each year (each such date, a “Dividend Payment Date”), beginning on [●]3, and, when, as and if declared by the Board of Directors (or a duly authorized committee thereof).  The Corporation shall pay cash dividends to the holders of record of shares of the Series [L] Preferred Stock as such holders appear on the Corporation’s stock register on the applicable record date, which shall be the fifteenth (15th) calendar day before that Dividend Payment Date or such other record date fixed by the Board of Directors (or a duly authorized committee thereof) that is not more than sixty (60) nor less than ten (10) calendar days prior to such Dividend Payment Date.4

(iii)        If any Dividend Payment Date is a day that is not a Business Day, then the dividend with respect to that Dividend Payment Date shall instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment.

(iv)        The Corporation shall calculate dividends on the shares of Series [L] Preferred Stock on the basis of a 360-day year of twelve 30-day months.  Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(v)        Dividends on the shares of Series [L] Preferred Stock shall not be cumulative or mandatory.  If the Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the shares of Series [L] Preferred Stock or if the Board of Directors authorizes and the Corporation declares less than a full dividend in respect of any Dividend Period, the holders of the shares of Series [L] Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation shall have no obligation to pay a dividend or to pay full dividends for that Dividend Period at any time, whether or not dividends on the shares of Series [L] Preferred Stock or any other series of the Preferred Stock or Common Stock are declared for any future Dividend Period.

(vi)        Dividends on the shares of Series [L] Preferred Stock shall accrue from [●]5 at the dividend rate on the liquidation preference amount of $25,000.00 per share.  If the Corporation issues additional shares of the Series [L] Preferred Stock, dividends on those additional shares shall accrue from the original issue date of those additional shares at the dividend rate.

(vii)       So long as any share of Series [L] Preferred Stock remains outstanding:

A.         no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan);

3 To be the first Dividend Payment Date following the closing  (subject to adjustment if the closing occurs between a record date and Dividend Payment Date).
4 Subject to adjustment for first Dividend Payment Date depending on timing of closing.
5 To be the most recent Dividend Payment Date prior to closing.

Exh.A-5

B.     no shares of Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

C.      no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the shares of Series [L] Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for Junior Stock), during a Dividend Period, unless, in each case of subsections (A), (B) and (C) immediately above, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series [L] Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside.  The foregoing limitations in subsections (A), (B) and (C) immediately above shall not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of the Corporation’s subsidiaries heretofore or hereafter adopted.

(viii)      Except as provided below, for so long as any share of Series [L] Preferred Stock remains outstanding, the Corporation shall not declare, pay, or set aside for payment full dividends on any Parity Stock unless the Corporation has paid in full, or set aside payment in full, in respect of all unpaid dividends for all Dividend Periods for outstanding shares of Series [L] Preferred Stock.  To the extent that the Corporation declares dividends on the shares of Series [L] Preferred Stock and on shares of any Parity Stock but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series [L] Preferred Stock and the holders of any Parity Stock then outstanding.  For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then current and the unpaid dividend payments due on the shares of Series [L] Preferred Stock and (A) in the case of cumulative Parity Stock, the aggregate of the accrued and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity Stock.  No interest shall be payable in respect of any dividend payment on shares of Series [L] Preferred Stock that may be in arrears.

(ix)       Subject to the foregoing conditions, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Board of Directors (or a duly authorized committee thereof), may be declared and paid on the Common Stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the shares of Series [L] Preferred Stock shall not be entitled to participate in such dividends.

Exh.A-6

(e)          Liquidation Rights.

(i)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series [L] Preferred Stock then outstanding shall be entitled to be paid out of the Corporation’s assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to holders of Common Stock or any other Junior Stock, a liquidating distribution in the amount equal to the sum of (1) the Liquidation Preference, plus (2) the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution.  After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the foregoing, the holders of shares of Series [L] Preferred Stock shall have no right or claim to any remaining assets of the Corporation.

(ii)        In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series [L] Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of the shares of Series [L] Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.

(iii)       For the purposes of this Section (e), the merger or consolidation of the Corporation with or into any other entity or by another entity with or into the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation (for cash, securities or other consideration) shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation.  If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, shares of the Series [L] Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series [L] Preferred Stock set forth herein.

(f)          Redemption Rights.

(i)        The Series [L] Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.  Subject to the terms and conditions of this Section (f), the Corporation may redeem shares of Series [L] Preferred Stock, in whole or in part, at its option, on any Dividend Payment Date on or after November 20, 2024, with not less than thirty (30) calendar days’ and not more than sixty (60) calendar days’ notice (an “Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the Redemption Price.  Dividends shall not accrue on those shares of Series [L] Preferred Stock so redeemed on and after the applicable redemption date.

Exh.A-7

(ii)         In addition, the Corporation may redeem shares of Series [L] Preferred Stock, in whole but not in part, at its option, for cash, at any time within ninety (90) calendar days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the Redemption Price (a “Regulatory Event Redemption”).

(iii)        The redemption price for any redemption of shares of Series [L] Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, shall be equal to (A) $25,000.00 per share of Series [L] Preferred Stock, plus (B) any declared and unpaid dividends (without regard to any undeclared dividends) prior to, but excluding, the date of redemption (the “Redemption Price”).

(iv)      Any notice given as provided in this Section (f) shall be conclusively presumed to have been duly given, whether or not the holder receives the notice, and any defect in the notice or in the provision of the notice, to any holder of shares of Series [L] Preferred Stock designated for redemption will not affect the redemption of any other shares of Series [L] Preferred Stock.

Any notice provided to a holder of shares of Series [L] Preferred Stock shall be deemed given on the date provided, whether or not the holder actually receives the notice.  A notice of redemption shall be given not less than thirty (30) calendar days and not more than sixty (60) calendar prior to the date of redemption specified in the notice, and shall specify (1) the redemption date, (2) the Redemption Price, (3) if fewer than all shares of Series [L] Preferred Stock are to be redeemed, the number of shares of Series [L] Preferred Stock to be redeemed and (4) the manner in which holders of shares of Series [L] Preferred Stock called for redemption may obtain payment of the Redemption Price in respect of those shares.  Notwithstanding anything to the contrary in this Section (f), if the Series [L] Preferred Stock (or related depositary shares) is issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of shares of Series [L] Preferred Stock at such time and in any manner permitted by such facility.

(v)         If notice of redemption of any shares of Series [L] Preferred Stock has been given by the Corporation and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series [L] Preferred Stock, then from and after the redemption date such shares of Series [L] Preferred Stock shall no longer be outstanding for any purpose, all dividends with respect to such shares of Series [L] Preferred Stock shall cease to accrue from the redemption date and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price, without interest.  Shares of Series [L] Preferred Stock redeemed pursuant to this Section (f) or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of the Preferred Stock and may be reissued by the Corporation at any time as shares of any series of the Preferred Stock other than as Series [L] Preferred Stock.

(vi)      In the event that fewer than all of the outstanding shares of Series [L] Preferred Stock are to be redeemed, the shares of Series [L] Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors (or a duly authorized committee thereof) determines to be fair and equitable and permitted by the rules of any stock exchange on which the Series [L] Preferred Stock (or related depositary shares) is listed, subject to the provisions hereof.  The Board of Directors (or a duly authorized committee thereof) shall have the full power and authority to prescribe the terms and conditions upon which such shares of Series [L] Preferred Stock may be redeemed from time to time.

Exh.A-8

(vii)      No holder of shares of Series [L] Preferred Stock shall have the right to require the redemption of the Series [L] Preferred Stock.

(g)          Voting Rights.

(i)        Holders of shares of Series [L] Preferred Stock shall not have any voting rights, except as set forth below or as otherwise required by the Maryland General Corporation Law (“MGCL”).

(ii)         Whenever dividends payable on the shares of Series [L] Preferred Stock or any other class or series of the Preferred Stock ranking equally with the Series [L] Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six (6) or more quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series [L] Preferred Stock voting as a class with holders of shares of any other series of the Preferred Stock ranking equally with the Series [L] Preferred Stock as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two (2) additional directors of the Board of Directors on the terms set forth in this Section (g) (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”).  Holders of shares of all series of Voting Parity Stock shall vote as a single class.  In the event that the holders of the shares of the Series [L] Preferred Stock are entitled to vote as described in this Section (g), the number of members of the Board of Directors at that time shall be increased by two (2) directors, and the holders of the shares of Series [L] Preferred Stock shall have the right, as members of that class, to elect two (2) directors at a special meeting called at the request of the holders of record of at least twenty percent (20%) of the aggregate voting power of the Series [L] Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than ninety (90) calendar days before the date fixed for the Corporation’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the NASDAQ (or any other exchange on which the securities of the Corporation may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the Board of Directors include more than two (2) Preferred Stock Directors.

(iii)       The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Corporation’s shareholders unless they have been previously terminated or removed pursuant to Section (g)(iv).  In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by the vote of the holders of the shares of Series [L] Preferred Stock (together with holders of any shares of Voting Parity Stock) to serve until the next annual meeting of the shareholders.

Exh.A-9

(iv)        When the Corporation has paid full dividends on the Series [L] Preferred Stock for the equivalent of at least four (4) Dividend Periods, following a Nonpayment, then the right of the holders of shares of Series [L] Preferred Stock to elect the Preferred Stock Directors set forth in this Section (g) shall cease (subject to the continued applicability of the provisions for the vesting of the special voting rights in the case of any future Nonpayment).  Upon termination of the right of the holders of shares of the Series [L] Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as set forth in this Section (g), the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately.  Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail.  Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series [L] Preferred Stock (together with holders of any shares of Voting Parity Stock) when they have the voting rights described in Section (g)(ii).

(v)       So long as any shares of Series [L] Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the shares of Series [L] Preferred Stock and any Voting Parity Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any shares of capital stock ranking senior to the Series [L] Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock.  Further, so long as any shares of the Series [L] Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series [L] Preferred Stock, amend, alter or repeal any provision of the Charter, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series [L] Preferred Stock.

Notwithstanding the foregoing, (a) any increase in the amount of authorized shares of Common Stock or authorized shares of the Preferred Stock, or any increase or decrease in the number of shares of any series of the Preferred Stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the shares of the Series [L] Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such powers, preferences or special rights, (b) a merger or consolidation of the Corporation with or into another entity in which the shares of the Series [L] Preferred Stock (1) remain outstanding or (2) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series [L] Preferred Stock shall not be deemed to affect the powers, preferences or special rights of the Series [L] Preferred Stock and (c) the foregoing voting rights of the holders of Series [L] Preferred Stock shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series [L] Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of holders of shares of Series [L] Preferred Stock to effect the redemption.

Exh.A-10

(vi)        Notice for a special meeting to elect the Preferred Stock Directors shall be given in a similar manner to that provided in the Corporation’s Bylaws for a special meeting of the shareholders.  If the secretary of the Corporation does not call a special meeting within twenty (20) calendar days after receipt of any such request, then any holder of shares of Series [L] Preferred Stock may (at the Corporation’s reasonable expense) call such meeting, upon notice as provided in this Section (g)(vi) and, for that purpose, shall have access to the stock register of the Corporation.

(vii)     Except as otherwise set forth in Section (g)(vi) hereof, the rules and procedures for calling and conducting any meeting of the holders of shares of Series [L] Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors (or a duly authorized committee thereof), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws of the Corporation, and applicable laws and the rules of any national securities exchange or other trading facility on which Series [L] Preferred Stock (or related depositary shares) are listed or traded at the time.

(viii)      Each holder of shares of Series [L] Preferred Stock will have one (1) vote per share on any matter on which holders of shares of Series [L] Preferred Stock are entitled to vote.

(h)         Conversion Rights.  The holders of shares of Series [L] Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest or property in, the Corporation.

(i)          No Sinking Fund.  No sinking fund shall be established for the retirement or redemption of shares of Series [L] Preferred Stock.

(j)          No Preemptive or Subscription Rights.  No holder of shares of Series [L] Preferred Stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of capital stock of the Corporation or any other security of the Corporation that it may issue or sell.

Exh.A-11

(k)        Information Rights.  During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act of 1934 (the “Exchange Act”) and any shares of Series [L] Preferred Stock are outstanding, the Corporation will use its reasonable best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series [L] Preferred Stock, as their names and addresses appear on the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the FDIC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, after receipt of written request, supply copies of such reports to any holders or prospective holder of Series [L] Preferred Stock.  The Corporation will use its reasonable best efforts to mail (or otherwise provide) the information to the holders of the Series [L] Preferred Stock within fifteen (15) days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which it would be required to file such periodic reports if the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

(l)         Certificates.  Shares of Series [L] Preferred Stock (or related depositary shares) shall be eligible for the Direct Registration System service offered by the Depository Trust Company and may be represented in the form of uncertificated or certificated shares.  Shares of Series [L] Preferred Stock shall be eligible for the Direct Registration System service offered by the Depository Trust Company and may be represented in the form of uncertificated or certificated shares, provided, however, that each holder of Series [L] Preferred Stock (or related depositary shares) shall be entitled, upon request, to have a certificate for shares of Series [L] Preferred Stock (or related depositary shares) reflecting the number of shares owned by such holder in such form as is provided under the MGCL and the Corporation’s Amended and Restated Bylaws.

(m)      Listing.  The Corporation agrees that for the period of time during which the Series [L] Preferred Stock is outstanding, the Corporation will use its reasonable best efforts to (i) effect within thirty (30) days of issuance and delivery of the Series [L] Preferred Stock (or related depositary shares) the listing of the Series [L] Preferred Stock (or related depositary shares) on the NASDAQ and (ii) maintain the listing of the Series [L] Preferred Stock (or related depositary shares) on the NASDAQ or another national securities exchange.

(n)       No Other Rights.  The shares of Series [L] Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Charter or as otherwise required by applicable law, including the MGCL.

SECOND:  The Series [L] Preferred Stock has been classified and designated by the Board of Directors [and the Committee], under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors [and the Committee] in the manner and by the vote required by law.

FOURTH:  These Articles Supplementary shall become effective on [●].

FIFTH:  The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

Exh.A-12

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its [●] on this [●] day of [●], [●].

ATTEST:	HUNTINGTON BANCSHARES INCORPORATED

By:	By:
Name:	Name: Stephen D. Steinour
Title:	Title: Chairman, President and Chief Executive Officer

Exh.A-13